Exhibit 99.1

LOAN AGREEMENT

Dated as of September 12, 2007

Between

MAGUIRE PROPERTIES-355 S. GRAND, LLC,
a Delaware limited liability company,
as Borrower

and

EUROHYPO AG, NEW YORK BRANCH,
as Lender

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of September 12, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between EUROHYPO AG, NEW YORK BRANCH, the New York branch of a German banking corporation, having an address at 1114 Avenue of the Americas, 29th Floor, New York, New York 10036 (together with its permitted successors and assigns, “Lender”), and Maguire Properties-355 S. Grand, LLC, a Delaware limited liability company having an address at 1733 Ocean Avenue, 4th Floor, Santa Monica, California 90401 (together with its permitted successors and assigns “Borrower”).

All other capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H :

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.                                Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Access Laws” shall have the meaning set forth in Section 4.1.18(a).

“Accounts” shall have the meaning set forth in Section 3.1.35(a).

“Advance” means a Latham & Watkins Imputed Rent Advance or a TI/LC Advance.

“Advance Request” shall mean a written request substantially in the form of Exhibit B from Borrower to Lender and the Note B Designated Representative, signed by an authorized officer of Borrower and requesting the Note B Designated Representative to instruct the Note B-2 Lender to make an Advance.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly is in control of, is controlled by or is under common ownership or control with such Person or is a director or officer of such Person or of an Affiliate of such Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Hedge Party” means Maguire Properties, L.P., a Maryland limited partnership.

“Affiliated Manager” shall mean any managing agent in which Borrower, Borrower Principal, any SPC Party (if any) or any Affiliate of such Persons has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall mean Bank of the West (and any successor Eligible Institution thereto) or any Eligible Institution.

“Aggregate Calculated Debt Service” shall mean, with respect to any particular period of time, the sum of the Calculated Debt Service plus the payments of interest that would be due on a principal balance equal the maximum commitment amount under each a Permitted Mezzanine Loan, assuming interest payments at the greater of (i) an annualized interest rate of 6.5% and (ii) the actual interest rate under each such Permitted Mezzanine Loan for the most recently ended calendar quarter.

“Aggregate Debt” shall mean the outstanding principal amount of the Loan and the Permitted Mezzanine Loan, together with all interest accrued and unpaid thereon.

“Aggregate Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(i)	the numerator is the Historical Net Operating Income for such period as set forth in the financial statements required in accordance with this Agreement; and

(ii)	the denominator is the Aggregate Calculated Debt Service due for such period.

“Aggregate Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the Aggregate Debt and the denominator is equal to the appraised value of the Property based on an Appraisal, as determined by Lender in its sole and absolute discretion.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Alteration Threshold” shall mean an amount equal to five percent (5%) of the original principal amount of the Loan.

“Annual Budget” shall have the meaning set forth in Section 4.1.6.

“Applicable Interest Rate” shall mean, for the initial Interest Period, the Initial Interest Rate and thereafter either (i) the LIBOR Interest Rate plus the Spread with respect to any period when the Loan is a LIBOR Loan or (ii) the Substitute Rate plus the Substitute Spread with respect to any period when the Loan is a Substitute Rate Loan.

“Appraisal” shall mean an appraisal of the Property in its then “as is” condition, prepared not more than  ninety (90) days prior to the Closing Date (or other relevant date with respect to an updated Appraisal or an Appraisal with respect to the Property) by an appraiser selected by Lender, which appraisal (i) shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and (ii) otherwise shall be in both form and substance satisfactory to Lender in its sole and absolute discretion.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) Lender, (b) an Affiliate of Lender or (c) an entity or an Affiliate of an entity that administers or manages Lender.

“Approved Transferee” means a Person who (i) is not and has not, within the preceding two (2) years, been adverse to any Note B Lender in any judicial, arbitral or similar proceeding, (ii) is not a Prohibited Person, and (iii) in the event that the Guarantor or REIT shall no longer own at least fifty-one percent (51%) of the direct or indirect ownership interests in Borrower as a result of a transfer permitted hereunder, is an Institutional Investor.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Letter of Credit” shall mean an assignment and/or security agreement in form and content acceptable to Lender, executed by a Person that is assigning to and granting a security interest in a Tenant Letter of Credit in favor of Lender that names such Person as account party and/or beneficiary.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated the date hereof among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Protection Agreement” shall mean that certain Collateral Assignment of Interest Rate Protection Agreement dated the date hereof among Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period:  (i) Taxes and (ii) Insurance Premiums.

“Borrower Principal” shall mean any of Maguire Properties, Inc. or Maguire Properties L.P.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(g).

“Broker” shall have the meaning set forth in Section 11.21.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Calculated Debt Service” shall mean, with respect to any particular period of time, the payments of interest that would be due on a principal balance equal to the Facility Amount, calculated on an annualized basis assuming interest payments at the greater of (i) an annualized interest rate of 6.50% and (ii) the actual interest rate under the Notes for the most recently ended calendar quarter.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP.

“Capital Expenditure Funds” shall have the meaning set forth in Section 6.4.1.

“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.

“Capped LIBOR Rate” shall mean 5.564% per annum.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower, Manager and Agent.

“Cash Trap Period” shall the period of time commencing with the occurrence of an Event of Default and continuing until the later of (i) the date on which such Event of Default (and any Default or other Event of Default that may have occurred subsequent thereto) no longer exists or (ii) the date on which the Debt Service Coverage Ratio shall be at or above 1.10:1.00 for a period of at least four (4) consecutive calendar quarters.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).

“Change of Control” means:

(a)           in the case of Guarantor, the occurrence of any change such that REIT no longer Controls Guarantor; and

(b)           in the case of REIT, the occurrence of a change in the composition of the governing body of REIT such that a majority of the members of any such governing body (i) were not members of such governing body on the date of this Agreement and (ii) were not (A) nominated for election or elected to such governing body with the affirmative vote of a majority of the members who were either members of such governing body on the date of this Agreement or whose nomination or election was previously so approved or (B) nominated to such governing body with the affirmative vote of a nominating committee, the majority of the members of which were (x) members of such governing body on the date of this Agreement, (y) members whose nomination was previously so approved by such a nominating committee and/or (z) members whose nomination or election was previously approved in accordance with the immediately preceding clause (A).

“Closing Date” shall mean the date of the initial funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral Letter of Credit” shall mean a clean, irrevocable and unconditional standby letter of credit that is (a) issued in favor of Lender in the amount required pursuant to Section 10.5, (b) issued by (i) an issuer reasonably satisfactory to Lender and which has a paying office in the City of New York and a senior unsecured debt rating with respect thereto of “A+” or better by S&P or (ii) such other issuer as shall be approved by Lender in its sole and absolute discretion, (c) drawable, in whole or in part from time to time, by Lender upon the presentment to the issuer of a clean sight draft demanding such payment, (d) an “evergreen” letter of credit that initially has an expiration date of at least one (1) year from the date of deposit and is automatically renewed from year to year or one which does not expire until at least thirty (30) Business Days after the Maturity Date, (e) assignable by Lender in the ordinary course and in compliance with the issuer’s usual and customary procedures for assignment at no cost and expense that is not required to be reimbursed by Borrower pursuant to Section 11.13 hereof, and (f) otherwise reasonably satisfactory to Lender.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Control” shall mean the power or ability to direct or cause the direction of management or policies of a Person, directly or indirectly, subject to approvals for customary major decisions, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Controlled Account” shall mean one or more deposit accounts established by the Lender at a Depository Bank that is acceptable to Lender, and which is established and maintained in accordance with Section 10.5 hereof.

“Controlled Account Agreement” shall have the meaning set forth in Section 10.5.

“Controlled Account Collateral” shall have the meaning set forth in Section 10.5.

“Counterparty” shall mean (a) the counterparty under the Interest Rate Protection Agreement and (b) a Person that guarantees such counterparty’s obligations under the Interest Rate Protection Agreement or otherwise provides to such counterparty credit support acceptable to Lender or, after a Securitization, the Rating Agencies, provided, however, that such guarantor shall be deemed the “Counterparty” for so long as the long-term credit rating issued by the Rating Agencies to such guarantor is better than the long-term credit rating of the actual counterparty under the Interest Rate Protection Agreement.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b).

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including, without limitation, the Spread Maintenance Premium, any Breakage Costs, all obligations of Borrower to perform under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement and all obligations of Borrower under Section 10.5 hereof) due by Borrower in respect of the Loan under the Notes, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(i)	the numerator is the Historical Net Operating Income for such period as set forth in the financial statements required in accordance with this Agreement; and

(ii)	the denominator is the Calculated Debt Service due for such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Applicable Interest Rate.

“Depository Bank” shall mean at any time any depository bank which is party to a Controlled Account Agreement, which bank shall be an Eligible Institution (as defined in the Cash Management Agreement) which is acceptable to Lender.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the month in which such Interest Period commences; provided, however, that Lender shall have the right to change the Determination Date to any other day upon notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change.

“Disclosure Document” shall have the meaning set forth in Section 9.2.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Assignee” means any of (i) a commercial bank organized under the laws of the United States, or any state thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the laws of any state of the United States, or organized under the laws of any country and licensed as a life insurer by any state within the United States and having admitted assets of at least $1,000,000,000; (iv) a nationally recognized investment banking company or other financial institution in the business of making loans, or an Affiliate thereof (other than any Person which is directly or indirectly a Restricted Party or directly or indirectly an Affiliate of any Restricted Party) organized under the laws of any state of the United States, and licensed or qualified to conduct such business under the laws of any such state and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; (v) an Approved Fund; (vi) or a Related Entity of Lender; or (vii) any other Person reasonably acceptable to Borrower (to the extent Borrower’s consent to an assignment is required for an assignment to a Person other than those identified in clauses (i) through (vi) above, pursuant to Section 11.27, and provided that all other applicable conditions to such assignment set forth in Section 11.27 have been satisfied).

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000.00 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000.00 and (ii) is regularly engaged in the business of making or owning commercial real estate loans (including mezzanine loans with respect to commercial real estate) or operating commercial properties.

“Eligible Institution” shall mean Bank of the West (so long as its credit rating for long term unsecured debt obligations does not fall below the ratings in effect as of the date hereof) or a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P and having at least the equivalent rating from one of the two other Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender.

“Environmental Report” shall mean that certain Environmental Phase I Report prepared by EMG, dated August 18, 2007.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage.

“ERISA” shall have the meaning set forth in Section 4.2.7.

“Event of Default” shall have the meaning set forth in Section 10.1(a).

“Exchange Act” shall have the meaning set forth in Section 9.2.

“Executive Order” shall have the meaning set forth in the definition of “Prohibited Person”.

“Existing Tenant Improvement Funds” shall have the meaning specified in Section 6.6.

“Facility Amount” shall mean Four Hundred Million Dollars ($400,000,000).

“Fee Letter” shall have the meaning set forth in Section 4.1.16.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc. and its successors.

“Foreign Taxes” shall have the meaning set forth in Section 2.2.3(d).

“Future Advances” shall have the meaning set forth in Section 2.1.8.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governing Law State” shall mean the State of New York.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, any and all payments received pursuant to and in accordance with the Interest Rate Protection Agreement, pass-through or reimbursements paid by tenants under the Leases of any nature but excluding Rents from month-to-month tenants or tenants that are included in any voluntary or involuntary bankruptcy case pursuant to the Bankruptcy Code is currently pending (unless the debtor in such bankruptcy case or another Person has assumed the obligations under such lease pursuant to a confirmed plan of reorganization for which an order approving such plan of reorganization has been entered), sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Net Proceeds (other than business interruption or other loss of income insurance), and any disbursements to Borrower from the Tax Funds, Insurance Funds, the Capital Expenditure Funds, the Rollover Funds, the Existing Tenant Improvement Funds or any other escrow fund established by the Loan Documents.

“Guarantor” shall mean Maguire Properties, L.P.

“Guarantee” shall mean either the Recourse Guarantee, or the Latham & Watkins U.S. Bank Tower Lease Guarantee, or both.

“Historical Net Operating Income” shall mean, for any period, (a) the sum of (i) Rents from Leases under which the tenants are in Occupancy or who have executed Leases and are expected to be in Occupancy within three (3) months or less from the date of determination provided those tenants take occupancy within three months (or less), (ii) the amount of any Latham & Watkins Imputed Rent Advance required to be released by Lender for such period, (iii) the amount of abated rent under the KPMG Lease for such period, and (iv) any contractual rent increases under the Leases referred to in clause (i) scheduled to occur in the next twelve (12) months following the date of determination (with any applicable percentage rental revenue being based upon the most recently ended 12-month period), determined in accordance with GAAP, but without taking into account straight-lining of rents and extraordinary revenues (including, but not limited to lease termination payments) (provided that in no event shall the Rents taken into account in this clause (a) be based on straight-lining of rents or include Rents from month-to-month tenants, or from tenants in bankruptcy, or from tenants in monetary default for sixty (60) days or more under their Leases, or from tenants with Leases expiring within six (6) months of the applicable test date (unless the applicable tenant has an executed letter of intent for an extension or provided written confirmation of its election to exercise a renewal option), and the Rents taken into account in this clause (i) shall be adjusted for a deemed vacancy factor equal to five percent (5%) of the revenues referred to in clause (a) for the applicable period (if the actual vacancy factor is less)) minus (b) the sum of all annualized Operating Expenses during the applicable period, including, without duplication, (i) annualized insurance premiums allocable to the applicable period, (ii) annualized real estate taxes allocable to the applicable period, (iii) capital expenses at an imputed annual rate of $0.15 per rentable square foot allocable to the applicable period, and (iv) management fees (in the amount equal to the greater of (1) management fees actually paid during the applicable period, and (2) an imputed rate of two percent (2.00%) of annualized revenues referred to in clause (a) allocable to the applicable period).  Historical Net Operating Income shall in no event include extraordinary non-recurring revenues (such as lease termination payments) or expenses (it being understood that any payments that Borrower makes to U.S. Bank Tower owner pursuant to the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement are deemed as extraordinary non-recurring expenses), or any debt service payable with respect to the Loan.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” shall mean, for any Person, without duplication:  (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).

“Independent Director” shall have the meaning set forth in Section 3.1.24(q).

“Independent Manager” shall have the meaning set forth in Section 3.1.24(q).

“Initial Interest Rate” shall mean, with respect to any Note, the initial interest rate stated in such Note.

“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter, dated the date hereof, rendered by Richards, Layton & Finger, P.A. in connection with the Loan.

“Institutional Investor” means one or more of the following:

(a)           a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (a) satisfies the Eligibility Requirements;

(b)           an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (b) satisfies the Eligibility Requirements;

(c)           an institution substantially similar to any of the entities described in clauses (c) or (d) that satisfies the Eligibility Requirements;

(d)           any entity Controlling or Controlled by or under common Control with any of the entities described in clauses (a), (b) or (c) above (for these purposes, “Control” of one Person (the “controlled Person”) by another Person (the “controlling Person”) shall mean the possession, directly or indirectly, by the controlling Person of the power or ability to direct or cause the direction of the management or policies of the controlled Person, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” and “Controlling” each have the meanings correlative thereto)); or

(e)           an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager or an entity that is otherwise an Institutional Investor described in clauses (a), (b), (c) or (d) above investing through a fund with committed capital of at least $250,000,000.00 acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such Permitted Investment Fund are owned, directly or indirectly, by one or more of the following: an Institutional Investor or an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended (provided each institutional “accredited investor” or “qualified institutional buyer” meets the Eligibility Requirements).

“Insurance Funds” shall have the meaning set forth in Section 6.3.1.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Monthly Payment Date, the period from and including the ninth (9th) day of the prior calendar month to and including the eighth (8th) day of the calendar month in which the applicable Monthly Payment Date occurs; provided, however, that with respect to the

Monthly Payment Date occurring in September, 2007, the Interest Period shall be the period commencing on the Closing Date to and including October 8, 2007.  Each Interest Period, except for the Interest Period ending October 8, 2007, shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.  Notwithstanding anything to the contrary, in the event Lender exercises its right to change the Monthly Payment Date in accordance with the terms of the definition thereof, the commencement dates and dates of each subsequent Interest Period hereunder shall change accordingly whereby the Interest Period thereafter shall commence on the Monthly Payment Date of the preceding calendar month and terminate on the day immediately preceding the Monthly Payment Date of the current calendar month (by the way of example, in the event Lender changes the Monthly Payment Date to the tenth (10th) day of the calendar month, the Interest Period thereafter, with respect to any Monthly Payment Date, shall commence on the tenth (10th) day of the preceding calendar month and terminate on the ninth (9th) day of the current calendar month).

“Interest Rate Protection Agreement” shall mean one or more interest rate hedge agreements (together with the confirmation and schedules relating thereto) in form and substance satisfactory to Lender, between Borrower (but only if such hedge agreement is a rate cap under which the sole obligation of Borrower is to make payment of an up-front premium) or Guarantor (if such hedge agreement is a swap agreement or other hedge agreement other than a rate cap under which the sole obligation of Borrower is to make payment of an up-front premium) and, subject to Section 4.1.12, Bank of America N.A. or a Counterparty reasonably acceptable to Lender with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto.

“Interest Shortfall” shall have the meaning specified in Section 2.4.1(b).

“Issuing Bank” shall mean, with respect to a Tenant Letter of Credit, the Person issuing such Tenant Letter of Credit.

“Issuing Bank Acknowledgment” shall mean a written acknowledgment from an Issuing Bank acceptable to Lender in form and substance acknowledging the Lender’s collateral assignment of and security interest in a Tenant Letter of Credit issued by such Issuing Bank.

“KPMG Abatement Funds” shall have the meaning specified in Section 6.1.

“KPMG” shall have the meaning specified in Section 11.22(xv).

“KPMG Lease” shall mean that certain lease agreement with KPMG LLP, a Delaware limited liability partnership (formerly known as KPMG Peat Marwick LLP), as tenant, with respect to space at the Property, dated June 1, 1998, as modified, amended, supplemented and in effect from time to time.

“Latham Landlord Work” shall have the meaning set forth in Section 6.7.1.

“Latham Landlord Work Budget” shall have the meaning set forth in Section 6.7.2.

“Latham Landlord Work Funds” shall have the meaning set forth in Section 6.7.1.

“Latham & Watkins Commencement Date” shall have the meaning set forth in Section 2.1.8.

“Latham & Watkins Lease” shall mean that certain lease agreement executed on or before the date hereof with Latham & Watkins LLP, as tenant, for approximately 292,328 square feet of office space and 4,422 square feet of storage space at the Property.

“Latham & Watkins Imputed Rent Advance” shall have the meaning set forth in Section 2.1.8.

“Latham & Watkins U.S. Bank Tower Lease Guarantee” shall mean that certain Latham & Watkins U.S. Bank Tower Lease Guarantee of even date herewith from Guarantor for the benefit of Lender with respect to the obligations of Borrower under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement.

“Latham & Watkins U.S. Bank Tower Lease Takeover Agreement” shall mean that certain Assignment and Assumption Agreement dated as of June 29, 2007, entered into between Latham & Watkins LLP and Maguire Partners-355 S. Grand LLC, a Delaware limited liability company (as predecessor in interest to Borrower) with respect to payment of rent due under the lease agreements with Latham & Watkins LLP, as tenant, for space at the U.S. Bank Tower located at 633 West Fifth Street, Los Angeles, California which are described on Exhibit A to such Assignment and Assumption Agreement (the “Latham & Watkins U.S. Bank Tower Lease”).

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Leasing Guidelines” shall mean the Leasing Guidelines described in Schedule IV attached hereto.

“Legal Requirements” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all applicable covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender Group” shall have the meaning set forth in Section 9.2.

“Lender Indemnitees” shall have the meaning set forth in Section 11.13(b).

“Lender’s Notice” shall have the meaning set forth in Section 2.2.3(b).

“Liabilities” shall have the meaning set forth in Section 9.2.

“LIBOR” shall mean, with respect to each Interest Period, the rate (calculated by Lender, expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/32 of 1%) for deposits in United States dollars for a one-month period, which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the applicable Determination Date.  If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on the applicable Determination Date, LIBOR for the next Interest Period and such Determination Date, the Lender will request the principal London office of any four (4) major reference banks in the London interbank market selected by the Lender to provide such reference bank's offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one (1) month period as of 11:00 a.m., London time, on such Determination Date in a principal amount of not less than One Million and No/100 Dollars ($1,000,000.00) that is representative for a single transaction in the relevant market at such time.  If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations.  If fewer than two (2) such quotations are so provided, the Lender will request any three (3) major banks in New York City selected by the Lender to provide such bank's rate for loans in United States dollars to leading European banks for a one (1) month period as of approximately 11:00 a.m., New York City time, on the applicable Determination Date for amounts in a principal amount of not less than One Million and No/100 Dollars ($1,000,000.00) that is representative for a single transaction in the relevant market at such time.  If at least two (2) such rates are so provided, LIBOR will be the arithmetic mean of such rates. LIBOR shall be determined conclusively (absent manifest error) by Lender or its agent.

“LIBOR Interest Rate” shall mean with respect to each Interest Period the quotient of (i) LIBOR applicable to the Interest Period divided by (ii) a percentage equal to 100% minus the Reserve Requirement applicable to the Interest Period.

“LIBOR Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at LIBOR Interest Rate plus the Spread in accordance with the provisions of Article II hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting any of Borrower’s right, title and/or interest in or to the Property or any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the maximum principal amount of the Facility Amount to be made by Lender to Borrower pursuant to this Agreement evidenced by the Notes and secured by the Mortgage, together with all sums due or to become due thereunder.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Environmental Indemnity, the Guarantee, the Assignment of Protection Agreement, the Assignment of Management Agreement and any other document pertaining to the Property as well as all other documents now or hereafter executed and/or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Debt and the denominator is equal to the appraised value of the Property based on an Appraisal, as determined by Lender in its sole and absolute discretion.

“Lockout Period” shall have the meaning set forth in Section 2.4.1.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England or New York, New York are not open for business.

“Major Lease” shall mean any Lease (i) covering 25,000 square feet or more at the Property, (ii) made with a Tenant that is a Tenant under another Lease at the Property or that is an Affiliate of any other Tenant under a Lease at the Property, if the Leases together cover 25,000 square feet or more, or (iii) with a Tenant that is paying base rent in an amount equal to or exceeding five percent (5%) of the Gross Income from Operations.

“Management Agreement” shall mean that certain management agreement entered into by and between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean Maguire Properties, L.P. or any other manager approved in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, prospects, material agreements or results of operations of Borrower, Guarantor or the Property, (ii) the ability of Borrower or Guarantor to perform all monetary obligations and perform, in all material respects, its material non-monetary obligations under each of the Loan Documents, (iii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of the Lender under any Loan Document or (iv) the value of, or cash flow from the Property or the operations thereof.

“Material Agreements” shall mean (i) each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property (other than the Management Agreement and the Leases) that require the payment by Borrower of a minimum annual amount of $1,000,000 and (ii) any easements, declarations or covenants, conditions and/or restrictions and other agreements which affect the Property, in law or in equity, including without limitation the following:  (A) the REA; (B) that certain Covenant and Agreement Re – Central Plant dated as of December 20, 1982, by and between Maguire Partners-Crocker Properties Phase I, a California limited partnership, and Maguire Partners-Crocker Properties-South Tower, a California limited partnership, recorded in the Official Records on December 22, 1982 as Instrument No. 82-1279466 (the “Central Plant REA”); (C) that certain Reciprocal Grant of Easements and Declaration of Establishment of Restrictions and Covenants – Parcels X-2(a) and X-2(b) dated as of September 25, 1981, by and between Maguire Partners-Crocker Properties-South Tower, a joint venture, The RHF Bunker Hill Corporation, a California non-profit corporation, and The Community Redevelopment Agency of the City of Los Angeles, California, a public body corporate and politic (the “CRA”), and recorded in the Official Records on February 12, 1982, as Instrument no. 82-160076, as amended by that certain First Amendment to Reciprocal Grant of Easements and Declaration of Establishment of Restrictions and Covenants – Parcels X-2(a) and X-2(b) and Lot 4 of Tract 30781 dated as of November 14, 1986 and recorded in the Official Records on November 20, 1986 as Instrument No. 86-1609429; (D) that certain Covenant and Agreement Regarding Maintenance of Off-Street Parking Space dated as of July 11, 1988, executed by Maguire/Thomas Partners-South Tower, a California limited partnership, and recorded in the Official Records on July 28, 1988, as Instrument No. 88-1190527; (E) that certain Covenant and Agreement Regarding Maintenance of Off-Street Parking space dated as of July 25, 1988, executed by System Parking Inc., a California corporation, and Cullen-Los Angeles, Inc., a California corporation, and recorded in the Official Records on November 22, 1989, as Instrument No. 89-1888018; (F) that certain Covenant and Agreement Regarding Maintenance of Off-Street Parking Space dated as of July 12, 1988, executed by Maguire/Thomas Partners-South Tower, a California limited partnership, and recorded in the Official Records on July 28, 1988, as Instrument No. 88-1190526; and (G) that certain Agreement Containing Covenants Affecting Real Property in Connection with Certificate of Completion dated as of November 21, 1984, executed by Maguire Partners-Crocker Properties-South Tower, a California limited partnership, and the CRA and recorded in the Official Records on November 27, 1984, as Instrument No. 84-1395719.

“Maturity Date” shall mean October 9, 2012 or such other date on which the final payment of principal of the Notes become due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Borrower” shall have the meaning set forth in Section 11.32.

“Mezzanine Lender” shall have the meaning set forth in Section 11.32.

“Mezzanine Loan” shall have the meaning set forth in Section 11.32.

“Mezzanine Option” shall have the meaning set forth in Section 11.32.

“Minimum Counterparty Rating” shall mean a credit rating from S&P and Fitch of at least “AA” and from Moody’s of at least “Aa2;” provided, however, that if Eurohypo AG is the Counterparty, the Minimum Counterparty Rating shall mean a credit rating from S&P and Fitch of at least “A” and from Moody’s of at least “Aa3.”  .

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000.00).

“Monthly Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day, provided, however, that Lender shall have the right to change the Monthly Payment Date to another day that is not earlier than the sixth (6th) day of the calendar month or later than the fifteenth (15th) day of the calendar month upon notice to Borrower (in which event such change shall then be deemed effective on the date so designated in such notice) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain first priority Deed of Trust, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Borrower” shall have the meaning set forth in Section 11.32.

“Mortgage Lender” shall have the meaning set forth in Section 11.32.

“Mortgage Loan” shall have the meaning set forth in Section 11.32.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall mean:  (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).

“North Tower Owner” shall mean North Tower, LLC, a Delaware limited liability company.

“Note A” shall have the meaning set forth in Section 2.1.3.

“Note A-1” shall have the meaning set forth in Section 2.1.3.

“Note A-2” shall have the meaning set forth in Section 2.1.3.

“Note B Designated Representative” shall mean Eurohypo AG, New York Branch or a replacement representative designated by the Note B Lenders in accordance with any applicable co-lender agreement among the Note B Lenders.

“Note B Lenders” shall mean, collectively, the holders, from time to time, of Note B-1 and Note B-2 and any substitute promissory notes thereto.

“Note B-1” shall have the meaning set forth in Section 2.1.3.

“Note B-2” shall have the meaning set forth in Section 2.1.3.

“Note B-2 Lender” shall mean the holders, from time to time, of Note B-2 and any substitute promissory notes thereto.

“Notes” shall have the meaning set forth in Section 2.1.3.

“Notice” shall have the meaning set forth in Section 11.6.

“Occupancy” or “Occupy” or “Occupied” means (a) with respect to any tenant which is not an Affiliate of Borrower (other than third party tenants and licensees covered by clause (b) below), such tenant shall (i) be party to a bona fide arm’s length Lease with an initial lease term of not less than three (3) years and meeting the standards of the Leasing Guidelines, (ii) have accepted (or been deemed to have accepted in accordance with the terms of its lease) the delivery of all of the space to be demised under the terms of its respective lease, including any tenant improvements to be performed by Borrower, subject in each case to Punch List Items, and (iii) have actually occupied such space, begun the operation of its business from such space and paying Rent thereunder, and (b) with respect to any third party tenant or licensee of the signage or third party antenna tenants or licensees at the Property, such licensee or tenant, as applicable, shall have accepted the delivery of all of its respective premises, including any tenant improvements to be performed by Borrower.  Notwithstanding anything to the contrary set forth above, those tenants under the leases that are identified on the rent roll delivered to Lender in connection with the Closing Date shall be deemed to be in “Occupancy” on the Closing Date.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Operating Agreements” shall mean the REA, and any other covenants, restrictions or agreements of record relating to the construction, operation or use of the Property.

“Operating Expenses” shall mean, for any period, the total of all expenditures (computed for purposes of the definition of Historical Net Operating Income in accordance with GAAP but for all other purposes under the Loan Documents on a cash accounting basis), of whatever kind during such period relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements, leasing commissions and normalized capital expenditures (but only to the extent funded from Gross Income from Operations), operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding from such calculation depreciation, debt service and interest costs, Capital Expenditures, and contributions to Capital Expenditure Funds, the Tax Funds, Insurance Funds, the Rollover Funds, the Existing Tenant Improvement Funds and any other reserves required under the Loan Documents.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Outside Future Advance Date” shall mean December 31, 2008, which date shall be subject to extension as a result of Unavoidable Delay, but not to a date later than February 28, 2009.

“Patriot Act” shall mean collectively all laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters expressly set forth on Schedule A or Schedule B of the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole, but good faith discretion, or that are otherwise expressly permitted by this Agreement or the other Loan Documents.

“Permitted Fund Manager” means any Person that on the date of determination is a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, and in each case is (a) investing through a fund with committed capital of at least $250,000,000.00, and (b) not subject to any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Mezzanine Borrower” means the obligor of any Permitted Mezzanine Loan, which obligor shall be a wholly-owned subsidiary of Guarantor (or of another Person who shall have acquired its indirect interest in Borrower in a transfer that complies with Article 8 hereof) whose principal asset, directly or indirectly, shall be the ownership interests in Borrower.

“Permitted Mezzanine Lender” means the holder from time to time of a Permitted Mezzanine Loan (subject to the terms of any applicable intercreditor agreement that relates to such Permitted Mezzanine Loan).

“Permitted Mezzanine Loan” shall mean one or more loans from a Permitted Mezzanine Lender to a Permitted Mezzanine Borrower and secured solely by a pledge of the direct or indirect ownership interests in Borrower, which loan or loans shall be in compliance with the terms and conditions set forth in Section 8.1(j), is evidenced and secured by loan documents in form and substance acceptable to Lender, has a term expiring on or after the Maturity Date and is the subject of an intercreditor agreement between Lender and the proposed lender of such proposed mezzanine loan, which shall be in form and substance acceptable to Lender.

“Permitted Mezzanine Loan Liens” means liens in favor of a Permitted Mezzanine Lender created pursuant to the documents securing a Permitted Mezzanine Loan and approved by Lender in connection with such Permitted Mezzanine Loan pursuant to the terms of the intercreditor agreement entered into between Lender and such Permitted Mezzanine Lender in connection therewith.

“Permitted Mezzanine Loan Underwritten Amount” means the maximum principal amount of any Permitted Mezzanine Loan such that such maximum principal amount (at the time such Permitted Mezzanine Loan is made), when taken together with the maximum amount of all other Permitted Mezzanine Loans which will remain in effect after such Permitted Mezzanine Loan is made, shall not exceed the lesser of (i) the principal amount which would result in an Aggregate Loan to Value Ratio of 75.3% or less (based on the appraised value of the Property at such time as determined by Lender in its sole discretion, based on an Appraisal obtained at Borrower’s sole cost and expense) or (ii) the principal amount which would result in an Aggregate Debt Service Coverage Ratio of at least 1.00:1.00, as determined for the trailing twelve (12) month period ending with the last day of such month prior to the date on which such Permitted Mezzanine Loan would be made.  For purposes of determining compliance with the Aggregate Loan to Value Ratio set forth above, during the twelve (12) month period following the Closing Date, the Appraised Value of the Property shall be based upon the Appraisal obtained by Lender prior to the Closing Date, and during the twelve (12) month period following Lender’s approval of any other Appraisal, the Appraised Value of the Property for these purposes shall be based upon such Appraisal.

“Permitted Prepayment Date” shall mean the date that is six (6) months after the Closing Date.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Policy” shall have the meaning specified in Section 5.1.1(b).

“Prepayment Date” shall have the meaning specified in Section 2.4.1.

“Prohibited Person” shall mean any Person:

(i)           listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii)           that is owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order;

(iii)           with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering Law, including the Executive Order;

(iv)           who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)           that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or

(vi)           who is an Affiliate of a Person listed above.

“Prohibited Transfer” shall have the meaning specified in Section 8.1(a).

“Property” shall mean, collectively, (a) the parcel of real property located in the City of Los Angeles, State of California, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Mortgage and located at 355 South Grand Avenue, Los Angeles, California (commonly referred to as the “KPMG Tower”) and (b) the parcel of real property located in the City of Los Angeles, State of California, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Mortgage and located at 235 South Hill Street, Los Angeles, California (commonly referred to as the “X-2 Parking Structure”).

“Property Condition Report” shall mean that certain Property Condition Report prepared by EMG, dated August 14, 2007.

“Property Insurance Sharing Agreement” shall mean that certain Amended and Restated Property Insurance Sharing Agreement, dated as of June 27, 2003, between Borrower’s predecessor in interest, REIT and certain of their respective Affiliates, as amended by that certain First Amendment to at he Amended and Restated Property Insurance Sharing Agreement dated as of December 15, 2003.

“Proposed Lender” shall have the meaning set forth in Section 2.2.3(d).

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“REA” shall mean, collectively, as the same may be amended, restated, supplemented or otherwise modified from time to time, those certain agreements more specifically described on Schedule V attached hereto and made a part hereof.

“Recourse Guarantee” shall mean that certain Recourse Guarantee of even date herewith from Guarantor for the benefit of Lender.

“Registration Statement” shall have the meaning set forth in Section 9.2(b).

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Loan (or if applicable, Note A).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“REIT” shall mean Maguire Properties, Inc., a Maryland real estate investment trust.

“Related Entity” means, as to any Person, (a) any Affiliate of such Person; (b) any other Person into which, or with which, such Person is merged, consolidated or reorganized, or which is otherwise a successor to such Person by operation of law, or which acquires all or substantially all of the assets of such Person; (c) any other Person which is a successor to the business operations of such Person and engages in substantially the same activities; or (d) any Affiliate of the Persons described in clause (b) or (c) of this definition.

“Related Loan” shall mean a loan made to an Affiliate of Borrower or secured by a Related Property, which is included in a Securitization with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property.

“Rents” shall mean all rents (including, without limitation, percentage rents and additional rents payable by tenants representing pass-throughs of common area maintenance expenses, insurance premiums, utility charges, taxes and assessments), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, any Tenant Letter of Credit, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance.

“Requesting Lender” shall have the meaning set forth in Section 2.2.3(d).

“Reserve Funds” shall mean, collectively, the KPMG Abatement Funds, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Rollover Funds, the Sweep Account, and the Existing Tenant Improvement Funds.

“Reserve Requirements” means with respect to any Interest Period, the maximum rate of all reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Interest Period) which are imposed under Regulation D on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D.  The determination of the Reserve Requirements shall be based on the assumption that Lender funded 100% of the Loan in the interbank eurodollar market.  In the event of any change in the rate of such Reserve Requirements under Regulation D during the Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the holders of the Loan or any participation therein, Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements.  Lender’s computation of same shall be final absent manifest error.  Reserve Requirements hereunder shall not exceed any reserve requirements determined by Lender for other loans similar to this Loan.

“Restoration” shall have the meaning set forth in Section 5.2.1.

“Restoration Threshold” shall mean Three Million Dollars ($3,000,000).

“Restricted Party” shall mean Borrower, Borrower Principal, any SPC Party (if any), any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Borrower Principal, any Affiliated Manager or any non-member manager.

“Rollover Funds” shall have the meaning set forth in Section 6.5.1.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a direct or indirect legal or beneficial interest of (i) the Property, (ii) any partnership interest in any general partner in Borrower that is a partnership, (iii) any membership interest in any member in Borrower that is a limited liability company and (iv) any voting stock in any general partner in Borrower that is a corporation.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).

“Securities” shall have the meaning set forth in Section 9.1(a).

“Securities Act” shall have the meaning set forth in Section 9.2.

“Securitization” shall have the meaning set forth in Section 9.1(a).

“Seismic Analysis” shall mean that certain Probable Maximum Loss Report prepared by EMG, dated August 15, 2007.

“Servicer” shall have the meaning set forth in Section 11.24(a).

“Servicing Agreement” shall have the meaning set forth in Section 11.24(a).

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“SPC Party” shall have the meaning set forth in Section 3.1.24(p).

“Sponsor” shall mean Maguire Properties, L.P., a Maryland limited partnership.

“Spread” shall mean, with respect to any Note, the Spread stated in such Note.

“Spread Maintenance Premium” shall mean, in connection with a prepayment of all or any portion of the outstanding principal balance of the Loan pursuant to Section 2.3.3 hereof, an amount equal to the present value, discounted at LIBOR on the most recent Determination Date, of all future installments of interest which would have been due hereunder through and including the Permitted Prepayment Date on the portion of the outstanding principal balance of the Loan being prepaid as if interest accrued on such portion of the principal balance being prepaid at an interest rate per annum equal to the Spread.  The Spread Maintenance Premium shall be calculated by Lender and shall be final absent manifest error.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Substitute Rate” shall have the meaning set forth in Section 2.2.3(b).

“Substitute Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at the Substitute Rate plus the Substitute Spread in accordance with the provisions of Article II hereof.

“Substitute Spread” shall have the meaning set forth in Section 2.2.3(b).

“Survey” shall mean a current land survey (or surveys) for the Property, certified to the title company and Lender and its successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (i) meeting the classification of an “Urban Survey” and the following additional items from the list of “Optional Survey Responsibilities and Specifications” (Table A) should be added to each survey:  2, 3, 4, 6, 8, 9, 10, 11 and 13, (ii) reflecting a metes and bounds description of the real property comprising part of the Property in conformity with the Title Insurance Policy, and (iii) together with the surveyor’s seal affixed to the Survey and a certification from the surveyor in form and substance acceptable to Lender.

“Tax Funds” shall have the meaning set forth in Section 6.2.1.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Telerate Page 3750” shall mean the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose by displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Tenant Letter of Credit” shall mean each Letter of Credit delivered by a Tenant to Borrower or its predecessor in interest as security for such Tenant’s obligations under its Lease.

“TI/LC Advance” shall have the meaning set forth in Section 2.1.7.

“TI/LC Maximum Advance Amount” shall have the meaning set forth in Section 2.1.7.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the lien of the Mortgage together with such endorsements and affirmative coverages as Lender may require.

“Transferee” shall have the meaning set forth in Section 8.1(e)(ii).

“Trustee” shall mean any trustee holding the Loan (or, if applicable, Note A) in a Securitization.

“Turnover Date” shall have the meaning specified in Section 11.22(xv).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Unavoidable Delay” shall mean any delay due to strikes, acts of God, fire, earthquake, floods, explosion, actions of the elements, other accidents or casualty, declared or undeclared war, riots, mob violence, acts of terrorism, inability to procure or a general shortage of labor, equipment, facilities, energy, materials or supplies in the open market, failure of transportation, lockouts, actions of labor unions, condemnation, court orders, laws, rules, regulations or orders of any Governmental Authority or other cause beyond the reasonable control of Borrower; provided that, in each of the foregoing cases, (a) such cause is not within the control of Borrower, (b) Borrower gives notice of such delay to the Lender within ten (10) days of occurrence of the event resulting in such delay and, after the initial notification, promptly after request of the Lender, notifies the Lender of the status of such delay, and (c) Borrower uses all commercially reasonable efforts to mitigate the delay caused by such event of Unavoidable Delay.  For the purposes hereof, Unavoidable Delays shall not include delays caused by Borrower’s lack of or inability to procure monies to fulfill Borrower’s commitments and obligations under this Agreement or the other Loan Documents.

“Underwriter Group” shall have the meaning set forth in Section 9.2.

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Wells Fargo Center” shall mean the Property and that certain real property and improvements commonly known as 333 S. Grand Avenue, Los Angeles, California.

Section 1.2.                                Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	THE LOAN

Section 2.1.                                The Loan.

2.1.1                      Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2                      Single Disbursement to Borrower.  Subject to Future Advances, Borrower shall receive only one (1) borrowing hereunder in respect of the Loan.  Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3                      The Notes.  The Loan shall be evidenced by that certain Promissory Note A-1 of even date herewith (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time “Note A-1”); Promissory Note A-2 of even date herewith (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time “Note A-2”); Promissory Note B-1 of even date herewith (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time “Note B-1”); and Promissory Note B-2 of even date herewith (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time “Note B-2”); Note A-1, Note A-2, Note B-1 and Note B-2, together with any substitutes therefor, are collectively referred to herein as the “Notes”, Note A-1 and Note A-2, together with any substitutes therefor, are collectively referred to as “Note A”, and Note B-1 and Note B-2, together with any substitutes therefor, are collectively referred to as “Note B”.  Note A-1 shall be in the stated principal amount of Two Hundred Thirty Million Six Hundred Twenty-Three Thousand Seven Hundred Thirteen and No/100 Dollars ($230,623,713.00), Note A-2 shall be in the stated principal amount of One Hundred Twenty-Eight Million One Hundred Seventy-Six Thousand Two Hundred Eighty-Seven and No/100 Dollars ($128,176,287.00), Note B-1 shall be in the stated principal amount of Six Million Ninety-Four Thousand Five Hundred Twenty-Six and 88/100 Dollars ($6,094,526.88) and Note B-2 shall be in the maximum principal amount of Thirty-Five Million One Hundred Five Thousand Four Hundred Seventy Three and 12/100 Dollars ($35,105,473.12), each executed by Borrower and payable to the order of Lender in evidence of the Loan.  The Loan shall be repaid in accordance with the terms of this Agreement and the Notes.

2.1.4                      Use of Proceeds.  Borrower shall use proceeds of the Loan to (a)  refinance any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (c) deposit the Reserve Funds, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property, as approved by Lender (f) in the case of the Future Advances, pay the amounts required to be paid with the proceeds thereof, as provided in this Agreement, (g) pay any other amounts specifically permitted by this Agreement, and (h) distribute the balance of the proceeds, if any to Borrower.

2.1.5                      Initial Advance of Loan Amount. On the date hereof, Lender shall make an initial advance of a portion of the Loan Amount in the amount of not more than Three Hundred Sixty-Four Million Eight Hundred Ninety-Four Thousand Five Hundred Twenty-Six

and 88/100 Dollars ($364,894,526.88).  Such advance shall be evidenced by Note A and Note B-1.

2.1.6                      Conditions Precedent for Future Advances.  Note B-2 Lender’s obligation to make any Future Advance is subject to the satisfaction of the following conditions:

(a)           Minimum Amount of Advance Request.  During any calendar month, any Advance Request for a Future Advance shall be for no less than One Hundred Thousand and No/100 Dollars ($100,000) (or, if less, the full amount of the unfunded TI/LC Maximum Advance Amount or Maximum Latham & Watkins Imputed Rent Amount, as applicable).

(b)           Title Policy Endorsement.  Lender shall have received an endorsement to the title insurance policy delivered to Lender in connection with the closing of the Loan, in form reasonably acceptable to Lender, redating the date of such policy to be as of the date of the Future Advance and, if necessary, increasing the amount insured thereby to the amount of the Loan Amount then advanced, without additional exception.

(c)           No Event of Default.  No Event of Default shall exist on the date of the Advance Request for any Future Advance or on the date the Future Advance is actually made.

(d)           Secured Amount.  Each Future Advance shall be considered an advance of the Loan Amount, shall be added to the unpaid principal balance of the Loan as of the day such advance is made for purposes of Borrower’s payment obligations under this Agreement, and repayment thereof, together with interest thereon, shall be secured by the Mortgage and other collateral given for the Loan.

No waiver given by Note B-2 Lender of any condition precedent to a Future Advance shall preclude Note B-2 Lender from requiring that such condition be satisfied prior to making any other Future Advance.

2.1.7                      Additional TI/LC Advances.  Upon the satisfaction (or waiver in writing by Note B-2 Lender) of the conditions pursuant to Section 2.1.6 and this Section 2.1.7, Note B-2 Lender shall make to Borrower advances for payment of tenant improvement expenses and leasing commissions incurred by Borrower pursuant to the Latham & Watkins Lease (each, a “TI/LC Advance”) in the aggregate amount of up to Twenty-One Million Two Hundred Five Thousand Four Hundred Seventy-Three and 12/100 Dollars ($21,205,473.12) (the “TI/LC Maximum Advance Amount”). Each TI/LC Advance shall be considered an advance of the Loan, shall be added to the unpaid principal balance of the Loan as of the day such advance is made and shall be evidenced by Note B-2, and repayment thereof, together with interest thereon, shall be secured by the Mortgage and other collateral given for the Loan.  The following conditions apply to each TI/LC Advance:

(a)           Permissible Uses.  TI/LC Advances shall be used only for payment of tenant improvement expenses and leasing commissions incurred by Borrower pursuant to the Latham & Watkins Lease and payable to Persons unaffiliated with Borrower, and approved (or deemed approved) pursuant to this Agreement; provided that up to $204,629.60 may be paid to the Manager for tenant improvement supervision/coordination fees in accordance with the Management Agreement.

(b)           Disbursement Requirements.  Together with each Advance Request for a TI/LC Advance, Borrower shall furnish Lender and Note B-2 Lender with copies of bills and other documentation (including lien releases or lien releases conditioned only upon payment) reasonably required by Note B-2 Lender (and consistent with the documentation required to be delivered under the Latham & Watkins Lease) to establish that the related tenant improvement expenses and leasing commissions have actually been incurred in accordance with the Latham & Watkins Lease, that any work relating thereto has been completed and that such amounts that are then due and payable or have been paid.  Note B-2 Lender shall approve or disapprove any Advance Request (and, if approved, make the related TI/LC Advance to Borrower or Borrower’s designee) within ten (10) Business Days after Note B-2 Lender’s receipt of such Advance Request.

(c)           Lien Free.  Note B-2 Lender is satisfied that, in accordance with the Latham & Watkins Lease, the tenant improvements are being constructed Lien free, substantially in accordance with the tenant improvement plans approved in accordance with the Latham & Watkins Lease, and withholding such disbursement is whole or in part is not required under any applicable lien law.

(d)           Access.  Borrower shall have provided Note B-2 Lender, and any consultant on behalf of Note B-2 Lender, prompt and reasonable access to the Property (in accordance with Borrower’s rights under the Latham & Watkins Lease) in order to inspect the tenant improvement work then completed.

In the event that the Borrower has not drawn on the full amount of the TI/LC Maximum Advance Amount on or before the Outside Future Advance Date, Note B-2 Lender’s commitment to advance the then unfunded portion of the TI/LC Maximum Amount shall be of no further force or effect.

Note B-2 Lender shall have the right to delegate in writing all of its approval rights under this Section 2.1.7 to the Note B Designated Representative.  In such case, from and after the date on which written notice of such delegation is delivered to Borrower, all notices, requests and other materials to be delivered to Note B-2 Lender under this Section 2.1.7 shall be delivered to the Note B Designated Representative in accordance with written instructions delivered by Note B-2 Lender to Borrower, and all notices received by Borrower from the Note B Designated Representative shall be binding on Note B-2 Lender.

2.1.8                      Additional Latham & Watkins Imputed Rent Advances.  From and after the Closing Date, so long as the conditions pursuant to Section 2.1.6 and this Section 2.1.8 are satisfied (or waived in writing by Note B-2 Lender), and until (but not including) the date on which the Latham & Watkins Lease is commenced, tenant takes occupancy, and payment of rent is actually made thereunder (the “Latham & Watkins Commencement Date”), Note B-2 Lender shall make to Borrower advances (each, a “Latham & Watkins Imputed Rent Advance”; the Latham & Watkins Imputed Rent Advance and TI/LC Advance are collectively referred to herein as “Future Advances”) in an amount not to exceed in the aggregate, with respect to all such Latham & Watkins Imputed Rent Advances, the sum of Thirteen Million Nine Hundred Thousand and No/100 Dollars ($13,900,000.00) (the “Maximum Latham & Watkins Imputed Rent Advance Amount”).   Each Latham & Watkins Imputed Rent Advance shall be considered an advance of the Loan, shall be added to the unpaid principal balance of the Loan as of the day such advance is made for purposes of Borrower’s payment obligations under this Agreement, and repayment thereof, together with interest thereon, shall be secured by the Mortgage and other collateral given for the Loan.  The following additional terms and provisions apply to each Latham & Watkins Imputed Rent Advance:

(a)           Latham & Watkins Imputed Rent Advance on Monthly Payment Date.  Note B-2 Lender shall, provided Lender and Note B-2 Lender receive written request from Borrower delivered not later than five (5) Business Days prior to the pending Monthly Payment Date, make a Latham & Watkins Imputed Rent Advance to Borrower on such Monthly Payment Date.  The amount of such Latham & Watkins Imputed Rent Advance shall be in the amount requested by Borrower, not to exceed the amount that would have been due, on the first day of the month in which such Monthly Payment Date occurs, in monthly rent (inclusive of base rent, anticipated operating expense reimbursements and anticipated contributions to parking revenues) under the Latham & Watkins Lease, as if the first day of the first full month after the Closing Date were the date on which the obligation of the tenant to pay rent under the Latham & Watkins Lease commenced, as certified by Borrower to Lender and Note B-2 Lender in its applicable Advance Request.  The amount of each such Latham & Watkins Imputed Rent Advance shall be advanced directly by Note B-2 Lender for credit to the account of Borrower in partial payment of the interest due and payable under the Notes on the Monthly Payment Date on which such amount is advanced.  Note B-2 Lender’s failure to make a Latham & Watkins Imputed Rent Advance shall not relieve Borrower of its obligation to pay all amounts due in accordance with this Agreement on any Monthly Payment Date.  Subject to Section 2.18(b) below, Note B-2 Lender shall have no obligation to make any Latham & Watkins Imputed Rent Advance after the Latham & Watkins Commencement Date.

(b)           Funding of Remaining Imputed Rent Advance Amount.  In the event that the Borrower has not drawn the full amount of the Maximum Latham & Watkins Imputed Rent Advance Amount on or before the Latham & Watkins Commencement Date, the remainder of the Maximum Latham & Watkins Imputed Rent Advance Amount not yet advanced shall be advanced to Borrower by Note B-2 Lender on the Monthly Payment Date immediately following the Latham & Watkins Commencement Date, provided that Borrower shall have delivered to Lender and Note B-2 Lender an Advance Request therefor at least five (5) Business Days prior to such Monthly Payment Date; no Event of Default then exists, and Borrower shall have delivered to Note B-2 Lender an estoppel certificate duly executed by Latham & Watkins, certifying that the Latham & Watkins Lease has commenced, setting forth the commencement date thereunder and certifying that Latham & Watkins has unconditionally accepted all premises demised under the Latham & Watkins Lease and that no default or event of default on the part of Borrower or Latham & Watkins exists thereunder, and otherwise in form and substance reasonably satisfactory to Note B-2 Lender.  If Borrower does not satisfy the above conditions on the first Monthly Payment Date immediately following the Latham & Watkins Commencement Date, such advance may occur on the first Monthly Payment Date thereafter upon which the above conditions are satisfied, so long as such conditions are satisfied on or before the Outside Future Advance Date.  If Borrower has not drawn the full amount of the

Maximum Latham & Watkins Imputed Rent Advance Amount on or before the Outside Future Advance Date, Note B-2 Lender’s commitment to advance the then unfunded portion of the Maximum Latham & Watkins Imputed Rent Advance Amount shall be of no further force or effect.

(c)           Note B-2 Lender shall have the right to delegate in writing all of its approval rights under this Section 2.1.8 to the Note B Designated Representative.  In such case, from and after the date on which written notice of such delegation is delivered to Borrower, all notices, requests and other materials to be delivered to Note B-2 Lender under this Section 2.1.8 shall be delivered to the Note B Designated Representative in accordance with written instructions delivered by Note B-2 Lender to Borrower, and all notices received by Borrower from the Note B Designated Representative shall be binding on Note B-2 Lender.

2.1.9                      Separate Contract for Advances.  Note B-2 Lender’s obligations to perform in accordance with Sections 2.1.7 and 2.1.8 of this Loan Agreement and to make any Future Advance in accordance with the terms and provisions of this Agreement are an independent contract made by Note B-2 Lender to Borrower separate and apart from any other obligation of any other Lender to Borrower under the other provisions of this Agreement and the other Loan Documents.  The obligations of Borrower under this Agreement and the other Loan Documents shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower, or any other party, against Note B-2 Lender by reason of Note B-2 Lender’s failure to perform its obligations under Section 2.1.7 or 2.1.8.  Borrower acknowledges that Lender has the right, as Lender determines in its sole discretion, to include Note A (or any portion thereof) and Note B (or any portion thereof) in separate sales or Secondary Market Transaction(s) undertaken by Lender and in connection with such sale(s) or Secondary Market Transaction(s) all of the terms and provisions contained in this Agreement and the Loan Documents shall continue in full force and effect.  Notwithstanding anything to the contrary contained herein, the holders of Note A and Note B-1 shall have no obligation hereunder to make any Future Advance, it being acknowledged that the obligation to make any Future Advance shall solely be the obligation of the holder of Note B-2.  Notwithstanding the foregoing, in the event that Note B-2 is severed into two or more separate notes, the obligation to make any Future Advance shall be the several obligation of each holder of such severed Note B-2, in proportion to the respective commitment amounts of such holders, and the holder of any severed portion of Note B-2 shall have no obligation hereunder to make any Future Advance other than in the aggregate amount of such holder’s unfunded commitment amount and in accordance with such holder’s respective proportional share of the amount of each Future Advance.  No claim may be made by Borrower against the holder of any Note or the directors, officers, employees, attorneys or agents of the holder of any Note for any damages of any nature whatsoever in respect of any claim whatsoever for breach by any Note B-2 Lender of its obligations to make a Future Advance in accordance with the terms hereof (except for a claim made exclusively against such breaching Note B-2 Lender), and Borrower hereby waives, releases and agrees not to sue the holder of any Note (except for such breaching Note B-2 Lender) upon any claim for any such damages.  All Future Advances shall be evidenced by Note B-2.  Subject to the foregoing, any obligations and rights relating to Future Advances pursuant to Sections 2.1.7,  2.1.8 and this Section 2.1.9 shall be the sole obligations and rights of the holder of Note B-2, and any reference to Lender in this Section 2.1.9 relating to any Future Advance shall be deemed to mean the holder of Note B-2.

Section 2.2.                                Interest Rate.

2.2.1                      Applicable Interest Rate.  Except as herein provided with respect to interest accruing at the Default Rate, interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to and including the Maturity Date at the Applicable Interest Rate.

2.2.2                      Interest Calculation.  Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance.

2.2.3                      Determination of Interest Rate.

(a)           Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the first day of the new Interest Period.  Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(b)           In the event that Lender shall have reasonably determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall, by notice to Borrower (“Lender’s Notice”), which notice shall set forth in reasonable detail such circumstances, establish the Applicable Interest Rate for the respective portions of the Loan evidenced by each of the Notes at the then customary spread (the “Substitute Spread”), taking into account the size and respective priorities of the portions of the Loan evidenced by the Note and the creditworthiness of Borrower, above a published index used for variable rate loans as reasonably determined by Lender (the “Substitute Rate”).

(c)           If, pursuant to the terms of this Agreement, the Loan has been converted to a Substitute Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower, and the Substitute Rate Loan shall automatically convert to a LIBOR Loan on the first day of the Interest Period next following the effective date set forth in such notice.  Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Substitute Rate Loan.

(d)           With respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including

Puerto Rico).  If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder.  Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax.  Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.  If any Lender, other than a REMIC Trust, requests compensation pursuant to this Section 2.2.3(d) (any such Lender, other than a REMIC Trust, requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), Borrower, upon three (3) Business Days’ notice, may require that such Requesting Lender transfer all of its right, title and interest under this Agreement and such Requesting Lender’s Note to an Eligible Assignee (a “Proposed Lender”) identified by Borrower that is satisfactory to the Note B Designated Representative,  (i) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder in accordance with Section 11.27, and to purchase all of such Requesting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans, together with interest thereon to the date of such purchase (to the extent not paid by Borrower), and satisfactory arrangements are made for payment to such Requesting Lender of all other amounts accrued and payable hereunder to such Requesting Lender as of the date of such transfer (including any fees accrued hereunder as if all of such Requesting Lender’s Loans were being prepaid in full on such date) and (ii) if such Requesting Lender has requested compensation pursuant to this Section 2.2.3(d), such Proposed Lender’s aggregate requested compensation, if any, pursuant to this Section 2.2.3(d) with respect to such Requesting Lender’s Loans is lower than that of the Requesting Lender.  Upon the assignment and assumption of such Requesting Lender’s interest pursuant to the provisions of Section 11.27, such Proposed Lender shall be a “Lender” for all purposes hereunder.  Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements of Borrower contained in this Section 2.2.3(d) and any other provisions of this Agreement with respect to payment of expenses (without duplication of any payments made to such Requesting Lender by Borrower or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 2.2.3(d) with respect to the time prior to such replacement.

(e)           If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a LIBOR Loan shall be cancelled forthwith and (ii) Lender may give Borrower a Lender’s Notice, establishing the Applicable Interest Rate at the Substitute Rate plus the Substitute Spread, in which case the Applicable Interest Rate shall be a rate equal to the Substitute Rate in effect from time to time plus the Substitute Spread.  In the event the condition necessitating the cancellation of Lender’s obligation to make a LIBOR Loan hereunder shall cease, Lender shall promptly notify Borrower of such cessation and the Loan shall resume its characteristics as a LIBOR Loan in accordance with the terms herein from and after the first day of the calendar month next following such cessation.  Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any out-of-pocket costs reasonably incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder.  Lender’s notice of such costs, as certified to Borrower, shall be set forth in reasonable detail and Lender’s calculation shall be conclusive absent manifest error.

(f)           In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i)           shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(ii)           shall hereafter impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the rate hereunder; or

(iii)           shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as reasonably determined by Lender.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Borrower shall not be required to pay same unless they are the result of requirements imposed generally on lenders as foreign banks or trustee in a Securitization similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of Lender’s special circumstances.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amounts required to fully compensate Lender for such additional costs or reduced amounts.  A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of Lender and submitted by Lender to Borrower shall be conclusive in the absence of manifest error.  This provision shall survive payment of the Notes and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(g)           Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense (other than consequential and punitive damages) which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Monthly Payment Date immediately following the last day of an Interest Period with respect thereto or (B) is the Monthly Payment Date immediately following the last day of an Interest Period with respect thereto if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder, (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate to the Substitute Rate plus the Substitute Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at a rate other than the Substitute Rate plus the Substitute Spread on a date other than the Monthly Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder or (iv) any failure of Borrower to borrower a Future Advance on the date specified in the relevant Advance Request (the amounts referred to in clauses (i), (ii), (iii) and (iv) are herein referred to collectively as the “Breakage Costs”).  Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (I) the amount of interest that otherwise would have accrued on the principal amount not so paid, or so prepaid or converted, or not so borrowed for the period from the date of such required payment, prepayment, or conversion or failure to borrow to the last day of the then current Interest Period for such principal amount (or, in the case of a failure to borrow, the Interest Period for such Future Advance that would have commenced on the date specified for such borrowing) at the applicable rate of interest for such LIBOR Loan or Future Advance provided for herein over (II) the amount of interest that otherwise would have accrued on such principal amount at a rate per annum equal to the interest component of the amount such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender), or if such Lender shall cease to make such bids, the equivalent rate, as reasonably determined by such Lender, derived from Page 3750 of the Dow Jones Markets (Telerate) Service or other publicly available source as described in the definition of LIBOR.

(h)           The provisions of this Section 2.2.3 shall survive payment of the Notes in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4                      Usury Savings.  This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3.                                Loan Payments.

2.3.1                      Payment Before Maturity Date.  Monthly installments of interest only shall be paid on each Monthly Payment Date commencing on November 9, 2007 and on each subsequent Monthly Payment Date thereafter to the Maturity Date for the Interest Period immediately prior to the date on which such Monthly Payment Date or Maturity Date occurs.  Interest on the outstanding principal amount of the Loan for the period through and including October 8, 2007 shall be paid by Borrower on the Closing Date.

2.3.2                      Payment on Maturity Date.

(a)           The outstanding principal balance of the Loan together with all accrued and unpaid interest thereon (including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period immediately prior to the date on which the Maturity Date occurs) and all other amounts outstanding hereunder and under the Notes, the Mortgage and the other Loan Documents shall be due and payable, and Borrower shall pay all such sums to Lender, on the Maturity Date.

(b)           Borrower shall not have any option to extend the Maturity Date of the Loan.

2.3.3                      Interest Rate and Payment after Default.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date the Default occurred which led to such an Event of Default without regard to any grace or cure periods contained herein.  If all or any part of the principal amount of the Loan is repaid upon acceleration of the Loan following the occurrence of an Event of Default prior to the Permitted Prepayment Date, Borrower shall be required to pay to Lender, in addition to all other amounts then payable hereunder, a prepayment fee equal to one percent (1%) of the amount of principal being repaid together with a Spread Maintenance Premium calculated with respect to the amount of principal being repaid and Breakage Costs.

2.3.4                      Late Payment Charge.  If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum or (b) the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Mortgage and the other Loan Documents.

2.3.5                      Method and Place of Payment.

(a)           Except as otherwise provided herein, all payments and prepayments under this Agreement and the Notes shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office at 1114 Avenue of the Americas, 29th Floor, New York, New York 10036, or at such other place as Lender may from time to time designate in writing, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)           Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c)           All payments required to be made by Borrower hereunder or under the Notes or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

2.3.6                      Change in Payment Date. Prior to a Securitization, Lender may in its sole discretion, by notice to Borrower, change the day of the month that will constitute the Monthly Payment Date, as set forth in the definition of “Monthly Payment Date.”

Section 2.4.                                Prepayments.

2.4.1                      Voluntary Prepayments.  Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part.  On and after the Permitted Prepayment Date Borrower may, at its option and upon at least ten (10) Business Days (or such shorter period as permitted by Lender in its discretion) prior notice to Lender (which notice shall be irrevocable) specifying the date on which such prepayment is to be made (the “Prepayment Date”), prepay the Debt in whole or not in part (but if prepayment is made in part, such prepayment shall be in increments of $1,000,000); provided, however, that no prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Monthly Payment Date to, but not including, the Determination Date in such calendar month (the “Lockout Period”), unless consented to by Lender in its sole discretion.  Borrower shall pay to Lender, simultaneously with such prepayment:

(a)           if such prepayment is made on a Monthly Payment Date, all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the end of the Interest Period immediately prior to the date on which such prepayment occurs;

(b)           if such prepayment is made on a day other than a Monthly Payment Date (subject to the Lockout Period), all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the end of the Interest Period immediately prior to the date on which such prepayment occurs; provided, however, that if the Prepayment Date is a date on or after the Determination Date in such calendar month and prior to the first day of the Interest Period that commences in such calendar month, Borrower shall also pay to Lender in connection with such prepayment all interest on the principal amount being prepaid which would have accrued through the end of the next succeeding Interest Period (the “Interest Shortfall”).  Any prepayment received by Lender on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan and shall be applied to the Debt on the next Monthly Payment Date;

(c)           Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clauses (a) and (b); and

(d)           [reserved]

(e)           all other sums then due under this Agreement, the Notes or the other Loan Documents.

If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1, the amount designated for prepayment and all other sums required under this Section 2.4.1 shall be due and payable on the Prepayment Date.  If Borrower prepays the Loan in full, the obligation of the Note B-2 Lender to make any Future Advance shall be of no further force or effect.  Notwithstanding the foregoing, (x) Borrower shall have the right (in each case by notice to the Lender not later than five (5) Business Days prior to the scheduled date of prepayment) to postpone the date of prepayment specified in its prepayment notice on one or more occasions for an aggregate of up to ninety (90) days for all postponements, and (b) no more than two (2) times during the term of the Loan, Borrower shall have the right (in each case by notice to the Lender not later than five (5) Business Days prior to the  scheduled date of prepayment) to revoke its notice of its intention to prepay.

2.4.2                      Mandatory Prepayments.  On the next occurring Monthly Payment Date following the date on which Borrower actually receives any Net Proceeds, if and to the extent Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property, Borrower shall prepay the outstanding principal balance of the Notes in an amount equal to one hundred percent (100%) of such Net Proceeds.  Such prepayment shall be applied, first, to interest on the outstanding principal balance of the Loan that would have accrued at the Applicable Interest Rate on the amount prepaid through the end of the Interest Period immediately prior to the date on which such prepayment occurs, and then to all other amounts then due to Lender under this Agreement or any of the other Loan Documents and then to the outstanding principal balance of the Loan.  Any partial prepayment shall be applied first to any balloon payment due at maturity, and then to installments of principal in the inverse order of their maturity.  No Spread Maintenance Premium shall be payable under this Section 2.4.2.

2.4.3                      Prepayments After Default.  If after an Event of Default, but prior to the date when prepayment is permitted under Section 2.4.1, payment of all or any part of the principal of the Loan is tendered by Borrower (which tender Lender may reject to the extent permitted under applicable Legal Requirements), a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay the Spread Maintenance Premium, in addition to (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date together with an amount equal to the interest that would have accrued at the

Applicable Interest Rate on the amount of principal being prepaid through the end of the Interest Period immediately prior to the date on which such prepayment occurs, (ii) the Interest Shortfall, if applicable, with respect to the amount prepaid, (iii) Breakage Costs, if any, without duplication of any sums paid pursuant to  the preceding clause (ii); and (v) all other sums due under this Agreement (including Section 2.3.3), the Notes or the other Loan Documents in connection with a partial or total prepayment.

2.4.4                      If the Loan is prepaid in full at any time prior to the funding of the full amount of the TI/LC Maximum Advance Amount and Maximum Latham & Watkins Imputed Rent Advance Amount, then the Note B Lenders’ obligations to fund any unfunded portion of the TI/LC Maximum Advance Amount and Maximum Latham & Watkins Imputed Rent Advance shall thereupon be null and void and of no further force or effect.

Section 2.5.                                Interest Rate Swap.  At all times during the term of the Loan, the Affiliated Hedge Party shall maintain in effect an Interest Rate Protection Agreement, with a notional amount equal to not less than the Facility Amount and with Bank of America N.A. (so long as it maintains a Minimum Counterparty Rating) or another Counterparty acceptable to Lender having a Minimum Counterparty Rating.  If the Affiliated Hedge Party obtains one (1) Interest Rate Protection Agreement, the LIBOR strike rate under the Interest Rate Protection Agreement shall be equal to or less than the Capped LIBOR Rate, or if the Affiliated Hedge Party obtains more than one (1) Interest Rate Protection Agreement, the blended LIBOR strike rate under the Interest Rate Protection Agreement, as determined by Lender, shall be equal to or less than the Capped LIBOR Rate.  The Interest Rate Protection Agreement shall be in form and substance reasonably satisfactory to Lender.  In the event of any downgrade or withdrawal of the rating of such Counterparty by any Rating Agency below the Minimum Counterparty Rating, Borrower shall cause the Affiliated Hedge Party to replace the Interest Rate Protection Agreement not later than thirty (30) Business Days following receipt of notice from Lender of such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 2.5) from a Counterparty acceptable to Lender having a Minimum Counterparty Rating; provided, however, that if Eurohypo AG is the Counterparty and any Rating Agency withdraws or downgrades the credit rating of Lender below the Minimum Counterparty Rating, Borrower shall not be required to cause the Affiliated Hedge Party to replace the Counterparty under the Interest Rate Protection Agreement provided that within thirty (30) Business Days following Lender’s notice to Borrower of such downgrade or withdrawal Eurohypo AG posts additional collateral acceptable to the Rating Agencies securing its obligations under the Interest Rate Protection Agreement.  Notwithstanding the foregoing, if S&P or Fitch withdraws or downgrades the credit rating of Eurohypo AG below “A”, or Moody’s withdraws or downgrades the credit rating of Eurohypo AG below “Aa3”, Borrower shall cause the Affiliated Hedge Party to replace the Interest Rate Protection Agreement not later than fifteen (15) Business Days following receipt of notice from Lender of such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance satisfactory to Lender (and meeting the requirements set forth in this Section 2.5) from a Counterparty acceptable to Lender having a Minimum Counterparty Rating.

Section 2.6.                                Guarantee Rights.  Guarantor or its Affiliates shall have the right to provide Lender with a guaranty, in the sole discretion of Guarantor or such Affiliate, of all or any portion of any of the Notes, and Lender agrees, provided that such guaranty does not adversely affect any of Lender’s rights and interests under the Loan Documents or violate any applicable Legal Requirements and the conditions set forth below are satisfied, to accept such guaranty.  Lender may condition its acceptance of such guaranty upon delivery to Lender of a satisfactory non-consolidation opinion (which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies) and modification of the Loan Documents to reflect the existence and terms of such guaranty.  All expenses incurred by Lender in connection with its review of a proposed guaranty and the satisfaction of the conditions set forth above (including, without limitation, legal fees and expenses in connection therewith) shall be jointly and severally payable by Borrower and Guarantor whether or not Lender accepts the proposed guaranty.

III.	REPRESENTATIONS AND WARRANTIES

Section 3.1.                                Borrower Representations.

Borrower represents and warrants as of the Closing Date (without limiting the effectiveness of Borrower’s representations and warranties in accordance with Section 3.1.24 or any Advance Request) that:

3.1.1                      Organization.

(a)           Each of Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on its ability to perform its obligations hereunder, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(b)           Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement.  Borrower is an organization of the type specified in the first paragraph of this Agreement.  Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement.  Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change).  Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 4400680.  Borrower’s federal tax identification number is 26-0682143.

3.1.2                      Proceedings.  This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3                      No Conflicts.  The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4                      Litigation.  There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower in any court or by or before any other Governmental Authority that would have a Material Adverse Effect.  Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have a Material Adverse Effect.

3.1.5                      Agreements.  Borrower is not a party to any agreement or instrument or subject to any restriction which would have a Material Adverse Effect.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound.  Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents.

3.1.6                      Consents.  No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7                      Title.  Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances and such other Liens expressly permitted by this Agreement and the Loan Documents. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, first priority, perfected lien on the Property, subject only to Permitted Encumbrances described in clause (ii) of the definition of “Permitted Encumbrances” and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances.  There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.  None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Loan Agreement, materially and adversely affect the value of the Property, impair the use or operations of the Property or impair Borrower’s ability to pay the Debt in a timely manner.

3.1.8                      No Plan Assets.  As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans.

3.1.9                      Compliance.  Except as disclosed in the Property Condition Report or the Environmental Report, to the best of Borrower’s knowledge after due inquiry, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes, except to the extent such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Borrower has not received notice of, and, Borrower is not otherwise aware of any default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would have a Material Adverse Effect.  To Borrower’s knowledge, there has not been, and Borrower covenants that there shall never be committed by Borrower or any other person in occupancy of or involved with the operation or use of the Property, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, or knowingly permit or suffer to exist any act or omission affording such right of forfeiture.

3.1.10                      Financial Information.  All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect.  Since the date of the most current financial statements delivered by Borrower to Lender, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11                      Condemnation.  No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12                      Utilities and Public Access.  The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.

3.1.13                      Separate Lots.  The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

3.1.14                      Assessments.  There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15                      No Defenses.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors obligations), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16                      Assignment of Leases.  The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, as more particularly set forth therein.  No Person other than Lender or a Tenant under a Lease has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder which are presently outstanding.

3.1.17                      Insurance.  Borrower has obtained and has delivered to Lender or shall obtain and deliver to Lender pursuant to Section 5.1.1(b) original or certified copies of all of the Policies, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement, together with certificates of insurance with respect to such Policies approved by Lender.  All premiums due under such Policies as of the Closing Date have been paid.  No claims have been made under any of the Policies with respect to the Property or Borrower that are presently outstanding, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies relating to the Property or the Borrower.

3.1.18                      Licenses.  All permits and approvals, including, without limitation, certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect.

3.1.19                      Flood Zone.  None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.20                      Physical Condition.  Except as disclosed in the Property Condition Report or the Environmental Report, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; except as disclosed in the Property Condition Report or the Environmental Report, to Borrower’s knowledge, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, that have not been corrected and would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21                      Boundaries.  Except as disclosed on the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance each of which, whether or not insured are, to the best of Borrower’s knowledge after due inquiry, shown on the Survey.

3.1.22                      Leases.  Borrower represents and warrants to Lender with respect to the Leases that:  (a) the rent roll attached hereto as Schedule I is true, complete and correct in all material respects and the Property is not subject to any Leases other than the Leases described in Schedule I, (b) the Leases identified on Schedule I are in full force and effect and there are no defaults under any Major Leases by either party, (c) there are no defaults under any non-Major Leases by either party that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect, (d) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (e) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date (other than security deposits, percentage rents, escalation and estimated payments of taxes, insurance premiums and operating expenses payable by Tenants pursuant to the terms and provisions of their respective Leases), (f) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (g) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant, (h) all security deposits and each Tenant Letter of Credit are being held in accordance with applicable Legal Requirements, (i) neither the landlord nor any Tenant is in default under any of the Leases; (j) Borrower has no knowledge of any notice of termination or default with respect to any Lease; (k) Borrower has not assigned or pledged any of the Leases, the rents, any Tenant Letter of Credit, or any interests therein except to Lender; (l) no Tenant or other party has an option or right of first refusal or offer, to purchase all or any portion of the Property; (m) no Tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease; (n) all existing Leases are subordinate to the Mortgage either pursuant to their terms or a recorded subordination agreement; and (p) as of the Closing Date, the only Tenant Letters of Credit are those described in Schedule VIII attached hereto.  The term “Lease” as used in this Section 3.1.22 shall be limited to tenant leases and does not include subleases, licenses, concession agreements or other agreements otherwise included in the definition of the term “Lease” contained in Section 1.1 hereof.

3.1.23                      Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith.  All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder.

3.1.24                      Single Purpose.  Borrower hereby represents and warrants to, and covenants with, Lender that as of the date hereof and until such time as the Debt shall be paid in full, Borrower has not at any time, does not presently, and shall not:

(a)           own any asset or property other than (i) the Property and assets related to the acquisition, ownership, development, leasing, use, management or operation of the Property and (ii) incidental personal property necessary for the acquisition, ownership, development, leasing, use, management or operation of the Property;

(b)           engage in any business unrelated to the acquisition, ownership, development, leasing, use, management or operation of the Property;

(c)           except for the Permitted Encumbrances and other contracts or agreements disclosed in writing to Lender, enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available in a comparable transaction on an arms-length basis with third parties other than any such party;

(d)           incur any Indebtedness or obligations under operating leases other than (i) the Debt and all other sums due by Borrower under this Agreement or any other Loan Documents, (ii) unsecured trade payables, operating leases with respect to the Property and operational debt not evidenced by a note and in an aggregate amount not exceeding one percent (1%) of the original principal amount of the Loan at any one time, (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property with annual payments not exceeding $5,000,000 in the aggregate; and (iv) the obligation to make termination payments or reimburse rent payable by the tenants of the Property under the agreements entered into with existing or prospective tenants of the Property with Lender’s approval; and (v) tenant improvement allowances or similar concessions to tenants of the Property pursuant to Leases; provided that any Indebtedness incurred pursuant to subclauses (ii) and (iii) shall be (x) paid within sixty (60) days of the date incurred and (y) incurred in the ordinary course of business and any obligations under operating leases which shall be paid in accordance with their terms.  No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;

(e)           except for advances made to or for the benefit of Tenants for tenant improvement allowances or similar concessions pursuant to the Leases currently existing at the

Property on the date hereof as disclosed on Schedule I attached hereto or Leases entered into after the date hereof in accordance with this Agreement, make any loans or advances to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its Affiliates;

(f)           fail to remain solvent or fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due to the extent it has adequate funds to do so;

(g)           fail to do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such constituent party without the prior consent of Lender in any manner that (i) violates the covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Lender’s consent;

(h)           fail to maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party.  Borrower’s assets will not be listed as or list its assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i)  appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet;

(i)           fail to file its own (or consolidated) tax returns (to the extent Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person, except where Borrower is required to file consolidated tax returns by applicable Legal Requirements.

(j)           fail to maintain its books, records, resolutions and agreements as official records;

(k)           fail to be, or fail to hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate or constituent party of Borrower), fail to correct any known misunderstanding regarding its status as a separate entity, fail to conduct business in its own name, or fail to maintain and utilize separate stationery, invoices and checks bearing its own name, and Borrower shall not identify itself or any of its Affiliates as a division or part of the other;

(l)           fail to use commercially reasonable efforts to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require the members of Borrower to make any additional capital contributions to Borrower;

(m)           to the fullest extent permitted by law, seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Borrower nor permit any constituent party of Borrower to do any of the foregoing;

(n)           commingle the funds and other assets of Borrower with those of any Affiliate or any constituent party of Borrower or any other Person, and will hold all of its assets in its own name;

(o)           fail to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party of Borrower or any other Person;

(p)           guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person;

(i)           If Borrower is a limited partnership or a limited liability company (other than a single member limited liability company), fail to cause each general partner or managing member (each, an “SPC Party”) to be a corporation whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party.  Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles of incorporation are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners;

(ii)           If Borrower is a single member limited liability company, fail to have at least two (2) springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from Borrower, shall immediately become the sole member of Borrower, and the other of which shall become the sole member of Borrower if the first such springing member no longer is available to serve as such sole member.

(q)           fail to cause there to be at least two duly appointed members of the board of directors who are provided by a nationally recognized company that provides professional independent directors or manager (each, an “Independent Director” or “Independent Manager”) of each SPC Party and Borrower reasonably satisfactory to Lender who shall not have been at the time of such individual’s appointment or at any time while serving as a director of such SPC Party and Borrower, and may not have been at any time during the preceding five years (i) a stockholder, director (other than as an Independent Director or Independent Manager), officer, employee, partner, attorney or counsel of such SPC Party, Borrower or any Affiliate of either of them, (ii) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with such SPC Party, Borrower or any Affiliate of either of them (other than its fees and charges for serving as an Independent Director or Independent Manager of the SPC Party), (iii) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person prohibited by clause (i) or (ii) above, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person prohibited by clause (i) or (ii) above.  (For purposes of this subclause (o), the term “Affiliate” means any person controlling, under common control with, or controlled by the person in question; and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.) A natural person who satisfies the foregoing definition other than subparagraph (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of the SPC Party if such individual is an independent director or independent manager provided by a nationally-recognized company that provides professional independent directors or independent managers and that also provides other corporate services in the ordinary course of its business.  A natural person who otherwise satisfies the foregoing definition except for being the independent director or independent manager of a “special purpose entity” affiliated with the borrower that does not own a direct or indirect equity interest in the borrower or any co-borrower shall not be disqualified from serving as an Independent Director or Independent Manager of the SPC Party if such individual is at the time of initial appointment, or at any time while serving as a Independent Director or Independent Manager of the SPC Party, an Independent Director or Independent Manager of a “special purpose entity” affiliated with the Borrower or the SPC Party (other than any entity that owns a direct or indirect equity interest in borrower or any co-borrower) if such individual is an independent director or independent manager provided by a nationally-recognized company that provides professional independent directors or independent managers.  For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities substantially similar to those set forth in the SPC Party’s organizational documents.

(r)           cause or permit the board of directors or managers of any SPC Party or Borrower to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock or under any organizational document of Borrower or SPC Party, requires a vote of the board of directors or managers of each SPC Party and Borrower unless at the time of such action there shall be at least two (2) members of the board of directors or managers who are each an Independent Director or Independent Manager.

(s)           fail to conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects.  In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding the Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of the Borrower and any SPC Party.

(t)           permit any Affiliate or constituent party of Borrower independent access to its bank accounts.

(u)           fail to pay the salaries of its own employees (if any) from its own funds to the extent it has adequate funds to do so and maintain a sufficient number of employees

(if any) in light of its contemplated business operations; provided, however, the foregoing shall not require the members of Borrower to may any additional contributions to Borrower.

(v)           fail to compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.

3.1.25                      Tax Filings.  To the extent required by applicable Legal Requirements, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.  Borrower believes that its tax returns (if any), taking into account any subsequent amended tax returns that may have been filed, properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26                      Solvency.  Borrower (a) has not entered into the transactions contemplated by this Agreement or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and known contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including known contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.1.27                      Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28                      Organizational Chart.  The organizational chart attached as Schedule III hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

3.1.29                      Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company”

within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.30                      Access/Utilities.  Except as disclosed on the Survey, all public utilities necessary to the continued use and enjoyment of the Property as presently used and enjoyed are located either in the public right-of-way abutting the Property or in recorded appurtenant easements serving the Property.  All roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of the Property.

3.1.31                      No Bankruptcy Filing.  Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.

3.1.32                      Full and Accurate Disclosure.  To Borrower’s knowledge, no information pertaining to Borrower, Guarantor, the SPC Party or the Property contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  There is no fact or circumstance presently known to Borrower pertaining to Borrower, Guarantor, the SPC Party or the Property which has not been disclosed to Lender and which will have a Material Adverse Effect.

3.1.33                      Foreign Person.  Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.34                      No Change in Facts or Circumstances; Disclosure.  To the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Property.

3.1.35                      Perfection of Accounts.

(a)           The Cash Management Agreement creates a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts (as defined in the Cash Management Agreement) in favor of Lender, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents, Borrower has not sold or otherwise conveyed the Accounts;

(b)           The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement; and

(c)           Pursuant and subject to the terms hereof, Agent has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d)           The Accounts are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.  Borrower has not consented to Agent’s complying with instructions with respect to the Accounts from any Person other than Lender, its successors and assigns.

3.1.36                      Bank Holding Company.   Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.37                      REA.  The REA is in full force and effect and neither Borrower nor, to the best of Borrower’s knowledge, any other party to the REA, is in default thereunder, and to the best of Borrower’s knowledge after due inquiry, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.  Except as set forth on Schedule V, the REA has not been modified, amended or supplemented.

3.1.38                      Patriot Act.

(a)           None of Borrower, any of its constituents or Affiliates, and to the best of Borrower’s knowledge, any of its brokers or other agents acting or benefiting in any capacity in connection with the Loan is a Prohibited Person.

(b)           None of Borrower, any of its constituents or Affiliates, any of its brokers or other agents acting in any capacity in connection with the Loan, (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) has dealt or will deal in, or otherwise has engaged or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

(c)           Borrower covenants and agrees to deliver to Lender any certification or other evidence required by Legal Requirements or otherwise reasonably requested from time to time by Lender, confirming Borrower’s compliance with this Section 3.1.38.

(d)           The representations in this Section 3.1.38 do not relate to any shareholders of the REIT, for so long as the REIT is a publicly traded company.

3.1.39                      For Own Account.  The Loan has been requested by Borrower, and the proceeds of the Loan shall be utilized by Borrower, for its own account.

3.1.40                      No Other Debt.  Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

3.1.41                      Management Agreement.  All of the representations and warranties with respect to the Management Agreement set forth in Article VII of this Agreement are true and correct in all respects.

3.1.42                      No Other Agreements with North Tower Owner.  Other than the agreements referenced on Schedule IX, there are no other agreements (written or oral) between North Tower Owner and Borrower (or any Borrower Affiliate) with respect to the ownership, operation, maintenance of, or the parties’ respective rights and obligations with respect to, the Wells Fargo Center, (including, without limitation, any parking areas, common areas, and any other joint, common or shared facilities, components or areas of the Wells Fargo Center).

3.1.43                      Latham & Watkins U.S. Bank Tower Lease Obligations.  Borrower certifies that Schedule VII reflects the only obligations Borrower has assumed pursuant to the Latham & Watkins U.S. Bank Tower Lease (including, but not limited to, base rent and pass-through amounts for common area expenses and taxes).

Section 3.2.                                Survival of Representations.

The representations and warranties set forth in Section 3.1 shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

IV.	BORROWER COVENANTS

Section 4.1.                                Borrower Affirmative Covenants.

Borrower hereby covenants and agrees with Lender that:

4.1.1                      Existence; Compliance with Legal Requirements.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property.  After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Default (other than a Default that is the subject matter being contested) or Event of Default has occurred and remains uncured, (ii) such proceeding shall be conducted in accordance with the applicable provisions (if any) of any instrument to which Borrower is subject and shall not constitute a default thereunder (other than the default that is being contested in compliance with the provisions of such instrument which permit contest) and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances, (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost, (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement, (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Property, and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith.  Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

4.1.2                      Taxes and Other Charges.  Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable, subject to Section 6.2 hereof.  Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.2 hereof.  Borrower shall not permit or suffer and, subject to Sections 4.1.1 and 4.2.1 hereof, shall promptly discharge any lien or charge against the Property.  After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (a) no Default (other than a Default that is the subject matter being contested) or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; (f) Borrower shall furnish such security as may be required by the proceeding in order to suspend Borrower’s obligations to pay such Taxes or Other Charges or, if no such requirement is specified, deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon; and (g) such contest by Borrower is not in violation of Leases or Operating Agreements.  Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

4.1.3                      Litigation.  Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which if adversely determined would have a Material Adverse Effect.

4.1.4                      Access to Property.  Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, and subject to the rights of Tenants under their Leases entered into in accordance with the Loan Documents.

4.1.5                      Intentionally Omitted.

4.1.6                      Financial Reporting.

(a)           GAAP.  Borrower shall keep and maintain or shall cause to be kept and maintained, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Property.  All financial statements delivered to Lender in accordance with this Section 4.1.6 shall be prepared in accordance with GAAP in the United States of America as in effect on the date so indicated and consistently applied (or such other accounting basis reasonably acceptable for Lender).

(b)           Monthly Reports.  Prior to a Securitization, within thirty (30) days after the end of each calendar month, if requested by Lender in writing, Borrower, shall furnish to Lender a current (as of the calendar month just ended) balance sheet, a detailed operating statement (showing monthly activity and year-to-date) stating Gross Income from Operations, Operating Expenses, Historical Net Operating Income, and Calculated Debt Service for the month ended, a general ledger, a rent roll for the subject month and, as requested by Lender, a written statement setting forth any variance from the Annual Budget, and any other documentation supporting the information disclosed in the most recent financial statements.  In addition, such statement shall also be accompanied by (i) a calculation reflecting the Debt Service Coverage Ratio for the trailing twelve (12) month period ending with the last day of such month and (ii) a certificate of the chief financial officer of Borrower or the general partner of Borrower stating that the representations and warranties of Borrower set forth in Section 3.1.24 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

(c)           Quarterly Reports.  Within forty-five (45) days after the end of each calendar quarter, Borrower shall furnish to Lender quarterly financial statements (including a balance sheet, income statement and cash flow statement) for Borrower and Guarantor prepared in accordance with GAAP (and including all appropriate and customary notes), and certificates executed by the chief financial officer of Borrower or REIT and Guarantor stating that (i) each such quarterly statement presents fairly the financial condition and the results of operations of Borrower and the Property in the case of Borrower, and the financial condition of Guarantor, in the case of Guarantor, and has been prepared in accordance with general accepted accounting principles (ii) that, as of the date of such statement, Guarantor is in compliance with the financial covenants set forth in Section 3.04 of each Guarantee, as applicable, and containing calculations in such reasonable detail as is acceptable to Lender in respect thereof, and (iii) containing a calculation in such reasonable detail as is acceptable to Lender setting forth the Gross Income from Operations, Operating Expenses, Historical Net Operating Income, Calculated Debt Service, and Debt Service Coverage Ratio for the trailing twelve (12) month period ending with the last day of the most recent calendar quarter.  Such financial reports shall include a balance sheet for such quarter, a rent roll and a detailed operating statement (showing quarterly activity and year-to-date) stating Gross Income from Operations, Operating Expenses, Net Cash Flow, and net cash flow and capital expenditures for the calendar quarter just ended.

(d)           Annual Reports.  Within ninety (90) days after the end of each calendar year, Borrower will furnish to Lender:

(i)           a complete copy of the annual financial statement for the REIT audited by a “big four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP for such calendar year.  The annual financial statement described in this clause (i) shall be accompanied by a certificate executed by the chief financial officer of the REIT stating that such annual financial statement presents fairly the financial condition and the results of operations of REIT and has been prepared in accordance with generally accepted accounting principles, and an unqualified opinion of a “big four” accounting firm or other independent certified public accountant reasonably acceptable to Lender; and

(ii)           a separate (unaudited) schedule showing (A) a balance sheet for Borrower and (B) a detailed operating statement stating Gross Income from Operations, Operating Expenses, Historical Net Operating Income, Calculated Debt Service and Debt Service Coverage Ratio for such calendar year.  The separate schedule described in this clause (ii) shall be accompanied by (I) a comparison of the income and expenses of the Property to the budgeted income and expenses for the Property for such year and the actual income and expenses for the prior calendar year, (II) a certificate executed by the chief financial officer of Borrower or the REIT stating that each such separate schedule to the annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property and has been prepared in accordance with general accepted accounting principles.

By such date, Guarantor shall also deliver to Lender the financial reports required pursuant to Section 3.02 of the Guarantee.  With respect to the annual financial statements of the REIT that Borrower is required to deliver in accordance with clause (i) above, if the REIT files its annual 10-K filings with the Securities and Exchange Commission within the dates on which the REIT’s annual financial statements are required to be delivered pursuant to clause (i) of this Section 4.1.6(d), and if such filings include audited annual financial statements for the REIT and certificates of the REIT’s chief financial officer to the effect set forth in clause (i) of this Section 4.1.6(d), then Lender shall accept, in lieu of the delivery of the financial statements of the REIT in accordance with this Section, the posting of such annual 10-K filings on the website for the REIT, www.maguireproperties.com, on the dates on which such filings are made with the Securities and Exchange Commission, it being understood that the Lender shall be entitled to rely on the financial statements included in such filings and on the certifications with respect thereto set forth therein, to the same degree that it would have been entitled to rely thereon had the financial statements and certifications with respect thereto contained therein been delivered to Lender in accordance with clause (i) of this Section 4.1.6(d).

(e)           Certification; Supporting Documentation.  Each such financial statement shall be in scope and detail satisfactory to Lender and certified by the chief financial representative of Borrower.

(f)           Additional Reports.  Borrower shall deliver to Lender as soon as reasonably available but in no event later than thirty (30) days after such items become available to Borrower in final form:

(i)           copies of any final engineering or environmental reports prepared for Borrower with respect to the Property;

(ii)           a copy of any notice received by Borrower from any environmental authority having jurisdiction over the Property with respect to a condition existing or alleged to exist or emanate from or at the Property;

(iii)           with respect to retail tenants, a summary report containing each of the following with respect to the Property for the most recently completed calendar year:  (A) aggregate sales by Tenants under Leases or other occupants of the Property (actual (or to the extent such information is not provided by Tenants, Manager’s or Borrower’s best estimate) and on a comparable store basis), (B) rent per square foot payable by each tenant and (C) aggregate occupancy of the Property by anchor space and in-line store space as of December 31; and

(iv)           if requested by Lender, a summary report listing only Tenants and square footage occupied by such Tenants.

(g)           Access.  Lender shall have the right from time to time at all times during normal business hours to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire.  After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(h)           Format of Delivery.  Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form reasonably acceptable to Lender.

(i)           Annual Budget.  Prior to the Closing Date, and annually thereafter not later than thirty (30) days prior to the commencement of the calendar year, Borrower shall submit to the Lender for the Lender’s written approval an annual budget setting forth Borrower’s good faith estimate of Gross Income from Operations, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.  Lender shall have the right to approve such budget (such approval to be in the Lender’s sole and absolute discretion during any period where Lender is taking action to remove the Manager, and otherwise to be in Lender’s reasonable discretion).  If Lender objects to the proposed budget, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall within ten (10) days after receipt of notice of any such objections revise such budget and resubmit the same to Lender, with such procedure to be repeated until such time as Lender shall approve such budget.  Each such budget approved by

Lender in accordance with terms hereof, as well as the budget for the current calendar year approved by Lender on the Closing Date, shall hereinafter be referred to as an “Annual Budget.”  Until such time that Lender has approved a proposed Annual Budget, the most recently approved Annual Budget shall apply, provided that such Annual Budget shall be adjusted to reflect actual increases in real estate taxes, insurance premiums and utilities expenses and shall otherwise be adjusted to reflect any change during the preceding year in the Consumer Price Index.  Borrower may at any time propose an amendment to an Annual Budget for the remainder of the then current calendar year, and, when approved as provided below, such amended Annual Budget shall be deemed to be and shall be effective as the Annual Budget for such calendar year.  Prior to making any expenditures not reflected in the then current Annual Budget in excess of an aggregate amount of five percent (5%) of the Annual Budget per annum, Borrower shall propose an amendment to the Annual Budget to Lender for its reasonable approval.  Copies of any such proposed amended Annual Budget shall be furnished at least thirty (30) days before final adoption thereof to Lender for its approval.  Lender shall have thirty (30) days after receipt of any proposed amendment to the Annual Budget to approve or disapprove such proposed amendment.  Borrower’s request for approval of the proposed amendment to the Annual Budget shall be deemed approved if (i) Lender shall have failed to notify Borrower of its approval or disapproval within such thirty (30) day period following Lender’s receipt of Borrower’s written request together with any and all information and documentation relating thereto reasonably requested by Lender to reach a decision and provided the request to Lender is marked in bold lettering with the following: “LENDER’S RESPONSE IS REQUIRED WITHIN THIRTY (30) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”, (ii) Borrower shall have delivered to Lender a written notice of Lender’s failure to respond to Borrower’s request on or after the end of such 30-day period, and (iii) Lender shall have failed to notify Borrower of its approval or disapproval within ten (10) days following Lender’s receipt of the notice described in clause (ii).  Notwithstanding the foregoing, Borrower shall be permitted to expend an amount up to $500,000 per annum to make emergency repairs to the Property or otherwise to respond to an emergency affecting the Property.

(j)           Other Required Information.  Borrower shall furnish to Lender, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender, including, without limitation, a comparison of the budgeted income and expenses and the actual income and expenses for the quarter and year to date for the Property, together with a detailed explanation of any variances of more than five percent (5%) between budgeted and actual amounts for such period and year to date.

4.1.7                      Title to the Property.  Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.

4.1.8                      Estoppel Statement.

(a)           After request by Lender, Borrower shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Notes, (ii) the Applicable Interest Rate of the Notes, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall use commercially reasonable efforts deliver to Lender, within thirty (30) days after request, an estoppel certificate from each Tenant under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease); provided that such certificate may be in the form required under such Lease; provided further that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

(c)           Borrower shall use commercially reasonable efforts deliver to Lender, upon request, estoppel certificates from each party under the REA; provided that such certificates may be in the form required under the REA.

(d)           Borrower shall use commercially reasonable efforts to deliver to Lender, within thirty (30) days after the Closing Date an estoppel certificate and subordination, non-disturbance and attornment agreement duly executed and delivered by The Boston Consulting Group and (where required) Borrower, in each case in form and substance reasonably satisfactory to Lender (and if applicable in the form required under the lease with The Boston Consulting Group).

4.1.9                      Leases.

(a)           All Leases and other rental arrangements shall in all respects be approved by Lender and shall be on a standard Lease form previously approved by Lender with no material modifications (except as approved by Lender).  Such Lease form shall provide that (i) the Lease is subordinate to the Mortgage, (ii) the tenant shall attorn to Lender, provided Lender has agreed not to disturb tenant’s occupancy of its lease, and (iii) that any cancellation, surrender, or amendment of such Lease without the prior written consent of Lender shall be voidable by Lender.  Within ten (10) days after Lender’s request, Borrower shall furnish to Lender a statement of all tenant security deposits, and copies of all Leases not previously delivered to Lender, certified by Borrower as being true and correct.  Notwithstanding anything contained in the Loan Documents, Lender’s approval shall not be required for future Leases or Lease extensions or modifications if the following conditions are satisfied:  (A) there exists no Default or Event of Default; (B) the Lease is on the standard Lease form approved by Lender with no material modifications, except for commercially reasonable changes agreed to in the ordinary course of Borrower’s business, provided, however, there shall be no material modification to any provisions with regard to subordination and attornment, estoppels and other such certificates or liability or indemnification clauses with respect to landlord without Lender’s prior written consent; (C) the Lease does not conflict with any restrictive covenant affecting the Property or any other Lease for space in the Property; (D) the Lease is not and would not be, after any such extension or modification, a Major Lease; (E) the Lease shall provide for rental rates and landlord concessions comparable to existing local market rates, shall be an arms length transaction and in no event be with an Affiliate of Borrower, and shall be established pursuant to the Leasing Guidelines attached hereto as Schedule IV; (F) the Lease shall be to a tenant which Borrower, in its professional and commercially reasonably judgment, has determined is creditworthy; (G) the Lease shall not contain any options or right of renewal, extension or expansion by tenant at rental rates which are below reasonably comparable market rates at the time such Lease is to be executed; and (H) the Lease is for a term of not more than ten (10) years, exclusive of renewal options or rights, which together with the initial term shall not exceed fifteen (15) years).  Lender shall execute and deliver a Subordination Non-Disturbance and Attornment Agreement in the form annexed hereto as Schedule IV to Tenants under future commercial Major Leases approved by Lender promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, and which are reasonably acceptable to Lender.

(b)           Borrower (i) shall perform the obligations which Borrower is required to perform under the Leases; (ii) shall enforce the obligations to be performed by the tenants; (iii) shall promptly furnish to Lender any notice of default or termination received by Borrower from any tenant, and any notice of default or termination given by Borrower to any tenant; (iv) shall not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent; (v) shall not enter into any ground Lease or master Lease of any part of the Property; (vi) shall not further assign or encumber any Lease; (vii) shall not, except with Lender’s prior written consent, cancel or accept surrender or termination of any Lease; (viii) shall not, except with Lender’s prior written consent, modify or amend any Lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the Lease), and (ix) any Lease termination or cancellation fees shall be paid to Lender and held in the Rollover Fund.  Any action in violation of clauses (v), (vi), (vii), and (viii) of this Section 4.1.9(b) shall be void at the election of Lender.

(c)           Within thirty (30) days after the Closing Date, Borrower shall deliver to Lender the original of each Tenant Letter of Credit, together with a blank assignment for each Tenant Letter of Credit as Lender may reasonably require. While any Event of Default exists, Borrower shall use commercially reasonable efforts to obtain from the Issuing Bank its consent to an assignment of each Tenant Letter of Credit to Lender.  Provided no Event of Default exists, Lender shall (a) at Borrower’s request, promptly return each or any Tenant Letter of Credit to Borrower in order to allow Borrower to apply or realize upon the same in accordance with the terms of the applicable lease or (b) at Borrower’s request, retain possession of each or any Tenant Letter of Credit, provided, however, that in the case of this clause (b) Lender shall take all steps reasonably necessary to assist Borrower in connection with a draw upon the same in accordance with the terms of the applicable Lease.  Any proceeds of such a draw shall be deposited in the Clearing Account.

4.1.10                      [RESERVED]

4.1.11                      Alterations.  Lender’s prior approval shall be required in connection with any alterations to any Improvements (except tenant improvements under the Latham & Watkins

Lease, under any Lease approved by Lender or under any Lease for which approval was not required by Lender under this Agreement) (a) adversely affecting structural components of the Property, utilities, HVAC or the exterior of the building, (b) that may have a Material Adverse Effect on Borrower’s financial condition, the value of the Property or the on-going revenues or expenses of the Property or (c) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold which approval may be granted or withheld in Lender’s sole but reasonable discretion.  The provisions of this Section 4.1.11 shall not require Lender’s consent for Restoration work, which consent rights are instead governed by Section 5.2 hereof.  If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following:  (i) cash, (ii) Letters of Credit, (iii) U.S. Obligations, (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same.  Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold.

4.1.12                      Material Agreements.  Borrower shall (a) diligently perform and/or observe in all material respects all of the material covenants and agreements required to be performed and observed by it under each Material Agreement and Operating Agreement to which it is a party, and shall use commercially reasonable efforts to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement and Operating Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement and Operating Agreement to which it is a party in a commercially reasonable manner.

4.1.13                      Performance by Borrower.  Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Lender.

4.1.14                      Costs of Enforcement/Remedying Defaults.  In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or Mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.

4.1.15                      Business and Operations.  Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership and leasing of the Property.  Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the related Property.  Borrower shall at all times cause the Property to be maintained as a “Class A” office property consistent with other “Class A” office properties located in Los Angeles, California.

4.1.16                      Loan Fees.  Borrower shall pay all fees and costs (including, without limitation, all origination and commitment fees) required of Borrower pursuant to the terms of that certain fee letter between Borrower and Eurohypo AG, New York Branch, of even date herewith (the “Fee Letter”).

4.1.17                      [Reserved]

4.1.18                      Handicapped Access.

(a)           Borrower covenants and agrees that the Property shall at all times strictly comply to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”).

(b)           Notwithstanding any provisions set forth herein or in any other document regarding Lender’s approval of alterations of the Property, Borrower shall not alter the Property in any manner which would increase Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Lender.  The foregoing shall apply to tenant improvements constructed by Borrower or by any of its tenants.  Lender may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer, or other person acceptable to Lender.

(c)           Borrower covenants and agrees to give prompt notice to Lender of the receipt by Borrower of any written complaints related to violation of any Access Laws by any Governmental Authority and of the commencement of any proceedings or investigations which relate to the Property’s compliance with applicable Access Laws.

4.1.19                      Management Agreement.  Borrower shall maintain the Management Agreement in full force and effect and timely perform all of Borrower’s obligations thereunder and enforce performance of all obligations of the Manager.  Borrower will enter into and cause the Manager to enter into the Assignment of Management Agreement in form satisfactory to Lender, assigning and subordinating the manager’s interest in the Property and all fees and other rights of the Manager pursuant to such Management Agreement to the rights of Lender.

4.1.20                      Notice of Certain Events.  Promptly upon becoming aware of them, Borrower shall notify Lender of (a) any Default or Event of Default, together with a detailed statement of the steps being taken to cure such Default or Event of Default; (b) any written notice of default received by Borrower under other obligations relating to the Property or otherwise material to Borrower’s business; and (c) any threatened (in writing) or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, affecting Borrower or the Property.

4.1.21                      Further Assurances.  Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents, (b) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith and (c) do all such further lawful and reasonable acts, conveyances and assurances for the better and more effectively carrying out of the intents and purposes of this Agreement and the other Loan Documents as Lender shall reasonably require from time to time.  Borrower grants Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender under the Loan Documents, at law and in equity, including without limitation such rights and remedies available to Lender pursuant to Sections 10.2, 10.3, and 10.4.

4.1.22                      Taxes on Security.  Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Notes or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender.  If there shall be enacted any law (a) deducting the Loan from the value of the Property for the purpose of taxation, (b) affecting any Lien on the Property, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

Section 4.2.                                Borrower Negative Covenants.

Borrower covenants and agrees with Lender that:

4.2.1                      Liens.  Borrower shall not create, incur, assume or suffer to exist any Lien on any of Borrower’s right, title or interest in and to the Property, except for Permitted Encumbrances.  Within thirty (30) days of the filing of any such Lien (or such sooner period as may be required in the event the Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien), Borrower shall either pay or otherwise cause such Lien to be discharged from the Property. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of the Lien, provided that (i) no Default (other than a Default that is the subject matter being contested) or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the applicable provisions of any other instrument to which Borrower or the Property is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) the Property nor any part thereof or interest therein will not be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Lien (and perform any such act to discharge the same of record), together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the enforcement of the Lien by any party against the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding in order to suspend the enforcement of such Lien, or as may be reasonably requested by Lender, to insure the payment (and discharge from record) of any such Lien, together with all interest and penalties thereon.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

4.2.2                      Dissolution.  Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (d) cause, permit or suffer any SPC Party to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of such SPC Party, in each case without obtaining the prior consent of Lender.

4.2.3                      Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business or for other legal or business considerations deemed prudent by Borrower.

4.2.4                      Zoning.  Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

4.2.5                      No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.6                      Principal Place of Business.  Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior notice.

4.2.7                      ERISA.

(a)           Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b)           Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A)           Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C)           Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

4.2.8                      Material Agreements.  Except as otherwise expressly permitted by this Agreement or the other Loan Documents, Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):  (a) enter into, surrender or terminate any Material Agreement or Operating Agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable or unless such action would not reasonably be anticipated to have a Material Adverse Effect), (b) increase or consent to any material increase in the amount of any charges under any Material Agreement or Operating Agreement to which it is a party, except as provided therein or on an arms-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement or Operating Agreement to which it is a party in any material respect, except on an arms’-length basis and commercially reasonable terms.  Lender’s approval for any action requiring Lender’s approval hereunder shall not be required if the costs related to the new Material Agreement, or the proposed modification or amendment thereto, is reflected in an Annual Budget that has been approved in writing by Lender, and a replacement agreement is entered into that is otherwise in form and substance substantially similar to the prior

Material Agreement or such Material Agreement prior to such modification or amendment thereto.  Whenever such approval or consent is required pursuant to this Section 4.2.8, Lender shall use good faith efforts to respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request for such approval or consent, as applicable, such request to include such evidence as would be requested by a reasonably prudent lender in connection with its decision to approve or consent to the matters provided in this Section 4.2.8.  If Lender fails to respond to such request within ten (10) Business Days, and Borrower sends a second request which contains a bold faced, conspicuous legend at the top of the first page stating “IF YOU FAIL TO RESPOND TO THIS REQUEST FOR APPROVAL AND/OR CONSENT WITHIN SEVEN (7) BUSINESS DAYS, YOUR APPROVAL AND/OR CONSENT SHALL BE DEEMED GIVEN”, and if Lender fails to respond within seven (7) Business Days of its receipt of such second request and Lender has received such evidence detailed above, then such approval or consent, as applicable, will be deemed to have been given; provided, however, such provisions shall not apply to Section 7.3 hereof

4.2.9                      REA.  Borrower agrees that without the prior written consent of Lender, Borrower will not execute modifications to the REA.

4.2.10                      Latham & Watkins U.S. Bank Tower Lease Takeover Agreement. Borrower agrees to perform all its obligations under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement.  Borrower shall not enter into any modification or supplement to the U.S. Bank Tower Lease or the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement, nor incur any additional obligations to Latham & Watkins LLP with respect to the Latham & Watkins U.S. Bank Tower Lease or the premises leased thereunder (other than the obligations under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement) without Lender’s prior written consent.  Borrower shall not permit Latham & Watkins to exercise any extension option that remains available under the U.S. Bank Tower Lease without Lender’s prior written consent.

4.2.11                      O & M Agreement.  Borrower covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall comply in all respects with the terms and conditions of any operations and maintenance program for asbestos containing materials, mold or other item as recommended in the Environmental Report or Property Condition Report (“O & M Program”).  Borrower shall protect, indemnify, and hold harmless Lender and its successors and assigns, respective parents, subsidiaries and affiliates, their respective officers, directors, shareholders, members, managers, employees and agents, and their respective heirs, legal representatives, successors and assigns from and against all liabilities, obligations, claims, demands, damages, penalties, causes of action, losses, fines, costs and expenses (including without limitation reasonable attorneys' fees and expenses), imposed upon or incurred by or asserted against Lender by reason of Borrower's failure to comply with the O & M Program as required under this Agreement, which shall survive any termination, satisfaction or assignment of the Loan Documents or the entry of a judgment of foreclosure, sale of the Property by nonjudicial foreclosure sale, delivery of a deed in lieu of foreclosure or the exercise by Lender of any of its other rights and remedies under the Loan Documents.

4.2.12                      Change in Business.  Borrower shall not enter into any line of business other than the ownership and operation of the Property.

4.2.13                      Affiliate Transactions.  Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.  Lender hereby approves the agreements referenced on Schedule IX attached hereto.

4.2.14                      Assets.  Borrower shall not purchase or own any property other than the Property and any property necessary or incidental for the operation of the Property.

V.	INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1.                                Insurance.

5.1.1                      Insurance Policies.

(a)           Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)           comprehensive all risk insurance on the Improvements and the personal property at the Property (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) for non-catastrophic perils; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement with coverage limits acceptable to Lender if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses.  In addition, Borrower shall obtain:  (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Notes or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance (which earthquake insurance is limited to an amount not less than the product of (I) the probable maximum loss applicable to the Property, as set forth in the Seismic Analysis, multiplied by (II) the replacement cost of Improvements, as set forth in the Appraisal) and windstorm insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).

(ii)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with an occurrence limit of not less than One Million and No/100 Dollars ($1,000,000.00) and an aggregate limit of not less than Two Million and No/100 Dollars ($2,000,000.00); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards:  (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent such coverage is available;

(iii)           business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period from the date of loss to a date (assuming total destruction) which is twelve (12) months from the date that the Property is repaired or replaced and operations are resumed.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twelve (12) month period.  All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Notes; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Notes and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)           at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)           workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000.00) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000.00) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)           comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)           umbrella liability insurance in addition to primary coverage in an amount not less than $100,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;

(viii)                      motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(ix)           so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages, if served at the Property.  If such alcoholic beverages are served at the Property by a third party, Borrower shall cause such third party to obtain and maintain so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages, naming Lender and Borrower each as additional insureds;

(x)           insurance against employee dishonesty in an amount not less than one (1) month of Gross Income From Operations from the Property and with a deductible not greater than Fifty Thousand and No/100 Dollars ($50,000);

(xi)           If the commercial property and business income insurance policies required under subsections (i) and (iii) above do not cover perils of terrorism or acts of terrorism, Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under subsections (i) and (iii) above.  The claims paying ability rating of the insurer shall be consistent with the requirements of Section 5.1.2 hereof or, if no insurer of such claims paying ability rating is then issuing such terrorism insurance, the chosen insurer shall be the insurer which is offering such terrorism insurance and which has a claims paying ability rating the closest to that required by Section 5.1.2 hereof.

(xii)           If perils of terrorism and acts of terrorism or other similar acts or events are hereafter excluded from Borrower’s comprehensive all risk insurance policy or business income insurance coverage required under subsections (i) and (iii) above, Borrower shall obtain an endorsement to such policy, or a separate policy from an insurance provider which meets the requirements set forth in Section 5.1.2 below or is otherwise satisfactory to Lender, insuring against all such excluded acts or events in the amounts required for such coverage under subsections (i) and (iii) above, or such lesser amount as may be approved by Lender in its sole discretion.  The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans;

(xiii)                      upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located; and

(xiv)                      Lender shall be satisfied that, upon the completion of the Restoration, (I) the Loan to Value Ratio for the Property is equal to at least that which it was immediately preceding the Casualty or Condemnation of the Property, as determined by Lender in its sole discretion, and (II) the Debt Service Coverage Ratio on the outstanding principal amount of the Loans shall be at or above 1.10:1.00, whichever is greater.

(b)           All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the approval of Lender as to deductibles, loss payees and insureds.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, evidence of renewal of such insurance (which may be provided in the form of certificates of insurance policy binders, or other evidence reasonably satisfactory to Lender of such renewal accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)           All insurance required hereunder may be effected by one or more blanket Policies covering the Property and other property and assets of Affiliates of Borrower or REIT not constituting a part of the Property.  Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a).

(d)           All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.  Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.

(e)           All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii), shall contain clauses or endorsements to the effect, or otherwise provide, that:

(i)           no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)           the Policy shall not be canceled or permitted to lapse without at least thirty (30) days’ written notice (or ten (10) days notice for non-payment of premium) to Lender and any other party named therein as an additional insured and, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(iii)           Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)           In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

5.1.2                      Insurance Company.  The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a claims paying ability rating of “A” or better by S&P and the equivalent rating by one of the other Rating Agencies.  Notwithstanding the foregoing, up to forty percent (40%) of the commercial property insurance required under Section 5.1.1(a)(i) above (including boiler and machinery coverage and terrorism coverage required under Sections 5.1.1(a)(vi) and 5.1.1(a)(x)) may be issued by companies that do not have a claims paying ability rating of “A” or better, provided that (i) there shall be five (5) or more insurance companies providing such coverage, (ii) the primary layers of such coverage are provided by insurers having claims paying abilities of “A” or better (or the equivalent thereof), (iii) such insurance companies otherwise satisfy the criteria set forth in the preceding sentence, and (iv) each such insurance company shall have a financial strength rating from S&P of at least “BBB” (or the equivalent thereof).

5.1.3                      Approval of Existing Policies.  Lender acknowledges that Lender has approved the Policies currently in effect with respect to Borrower and the Property.

Section 5.2.                                Casualty and Condemnation.

5.2.1                      Casualty.  If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty.  Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.  In the event of a Casualty where the loss does not exceed the Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner.  In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments.  Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Notes and in this Agreement.

5.2.2                      Condemnation.  Borrower shall give Lender prompt notice of any actual or threatened commencement of a Condemnation proceeding by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings.  Borrower may settle and compromise the Condemnation only with the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments reasonably requested by Lender to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, while an Event of Default exists, with exclusive power to collect, receive and retain any Award for application in accordance with this Agreement and to make any compromise or settlement in connection with any such Condemnation.  Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Notes and in this Agreement.  Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest accruing on the Debt at the rate or rates provided herein or in the Notes.  If the Property or any portion thereof is taken in Condemnation by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Notes shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

5.2.3                      Casualty Proceeds.  Notwithstanding the last sentence of Section 5.1.1(a)(iii) and provided no Event of Default then exists hereunder, proceeds received by Lender on account of the business interruption insurance specified in Section 5.1.1(a)(iii) above with respect to any Casualty shall be deposited by Lender directly into the Deposit Account (as defined in the Cash Management Agreement) but (a) only to the extent it reflects a replacement for lost Rents that would have been due under Leases existing on the date of such Casualty, and (b) only to the extent necessary to fully make the disbursements required by Section 3.3 (a)(i) through (v) of the Cash Management Agreement.  All other such proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.

Section 5.3.                                Delivery of Net Proceeds.

5.3.1                      Minor Casualty or Condemnation.  If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the reasonably anticipated costs of completing the Restoration shall be less than the Restoration Threshold, and provided (a) no Event of Default shall have occurred and remain uncured and (b) the Casualty or Condemnation shall have occurred prior to the Maturity Date, the Net Proceeds will be disbursed by Lender to Borrower.  Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with reasonable diligence the Restoration in accordance with the terms of this Agreement.  If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

5.3.2                      Major Casualty or Condemnation.

(a)           If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are reasonably anticipated to be equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i)           no Event of Default shall have occurred and be continuing;

(ii)           (A) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than fifteen percent (15%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;

(iii)           Leases requiring payment of annual rent equal to sixty-five percent (65%) of the Gross Income from Operations received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation and all Major Leases shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation;

(iv)           Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(v)           Lender shall be satisfied that any operating deficits and all payments of principal and interest under the Notes will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;

(vi)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Lease, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);

(vii)           the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(viii)                      the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(ix)           such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(x)           all Operating Agreements shall remain in full force and effect; and

(xi)           After giving effect to such Restoration, the Debt Service Coverage Ratio for the Property shall be equal to the greater of (i) the Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the Closing Date, and (ii) the Debt Service Coverage Ratio for the Property for the twelve (12) full calendar months immediately preceding the Casualty or Condemnation of the Property.

(b)           The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt.  The Net Proceeds (including all interest earned thereon) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (i) all requirements set forth in Section 5.3.2(a) have been satisfied, (ii) all materials installed and work and labor performed in connection with the requested disbursement (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (iii) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

(c)           All plans and specifications required in connection with the Restoration shall be subject to prior approval of Lender and an independent architect selected by Lender (the “Casualty Consultant”).  The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty.  Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval by Lender and the Casualty Consultant.  All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.  Lender shall use good faith efforts to respond within ten (10) Business Days of its receipt of Borrower’s written request for approval of any plans and specifications (or contractors, subcontractors or materialmen in connection therewith).  If Lender fails to respond to such request within ten (10) Business Days of such request and Borrower sends a second written notice which contains a bold faced, conspicuous legend at the top of the first page stating “IF YOU FAIL TO RESPOND TO THIS REQUEST FOR APPROVAL WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Lender fails to respond within ten (10) Business Days of its receipt of such second request and the related plans and specifications and all information reasonably required in order to adequately review the same, then such approval will be deemed to have been given.

(d)           In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage.  The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f)           If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g)           The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in subsection 5.3.2(h).

(h)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.

VI.	RESERVE FUNDS

Section 6.1.                                KPMG Abatement Funds.

6.1.1                      Deposits of KPMG Abatement Funds.  On the Closing Date, Borrower shall deposit with Lender from the proceeds of the Loan the amount of One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000.00) representing a portion of the amount of rental abatement available to the tenant under the KPMG Lease from and after the Closing Date.  Amounts deposited pursuant to this Section 6.5.1 are referred to herein as the “KPMG Abatement Funds.”  Lender shall cause the KPMG Abatement Funds to be deposited with Agent for credit to the “KPMG Abatement Funds Account” established under the Cash Management Agreement within five (5) Business Days following the Closing Date.

6.1.2                      Release of KPMG Abatement Funds.  Lender shall disburse, or cause to be disbursed, to Borrower the KPMG Abatement Funds upon satisfaction by Borrower of each of the following conditions:  (a) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, and (c) all rights of the tenant to abate rent under the KPMG Lease have expired or the Loan has been fully repaid, whichever is earlier.

Section 6.2.                                Tax Funds.

6.2.1                      Deposits of Tax Funds.  On the Closing Date, Borrower shall deposit with Lender the amount of One Million Four Hundred Ninety-Six Thousand Four Hundred Thirty and No/100 Dollars ($1,496,430.00) and, there shall be deposited to the Tax Account established under the Cash Management Agreement on each Monthly Payment Date an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates.  Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds.”  If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.  Lender shall cause the Tax Funds to be deposited with Agent for credit to the “Tax Account” established under the Cash Management Agreement within five (5) Business Days following the Closing Date.

6.2.2                      Release of Tax Funds.  Provided no Event of Default shall exist and remain uncured, Lender shall apply the Tax Funds to payments of Taxes.  In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds.  Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 6.3.                                Insurance Funds.

6.3.1                      Deposits of Insurance Funds.  On the Closing Date, Borrower shall deposit with Lender the amount of One Hundred Seventy-Eight Thousand Two Hundred Eighty-Nine and No/100 Dollars ($178,289.00) and there shall be deposited to the Insurance Account established under the Cash Management Agreement on each Monthly Payment Date an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies.  Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds”.  If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.  Lender shall cause the Insurance Funds to be deposited with Agent for credit to the “Insurance Account” established under the Cash Management Agreement within five (5) Business Days following the Closing Date.

6.3.2                      Release of Insurance Funds.  Provided no Event of Default shall exist and remain uncured, Lender shall apply the Insurance Funds to payment of Insurance Premiums.  In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate.  If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds.  Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower.

6.3.3                      Blanket Insurance and Premium Financing.  For so long as a Blanket Insurance Premium Financing Arrangement (as hereafter defined) remains in effect, in lieu of the amount of the Insurance Premiums to be paid by Borrower to Lender pursuant to Section 6.3.1 hereof, Borrower shall pay to Lender the Financing Installment (as hereafter defined).  As used herein, the term “Blanket Insurance Premium Financing Arrangement” means the arrangement with one or more finance companies for the financing of certain blanket insurance policies maintained by Borrower under the Property Insurance Sharing Agreement.  Each Fiscal Year, Borrower pays to such finance companies Borrower’s allocable share of the annual initial deposit (the “Deposit”) and Borrower’s allocable share of ten (10) regular monthly payments (the “Regular Payments”) due for each blanket Policy.  The term “Financing Installment” as used herein means 1/12 of the aggregate of the Deposit and the Regular Payments for each annual period, as such amounts may be adjusted as hereinafter set forth.  On the first Monthly Payment Date and on each Monthly Payment Date in calendar year 2007, the Financing Installment shall be in the applicable amount shown on Schedule II attached hereto.  Not less than twenty (20) days prior to each renewal date of each blanket policy, Borrower shall provide Lender in writing the estimated premium for such blanket policy for the following renewal period, and not less than ten (10) days after the renewal date, Borrower will provide Lender in writing the actual amount of such premium.  Borrower will also notify Lender in writing within ten (10) days after any change in the amounts allocated to the Property under the Blanket Insurance Premium Financing Arrangement or any other charge in premiums or amounts due from Borrower under the Blanket Insurance Premium Financing Arrangement.  Thereafter, the Financing Installment shall be adjusted as reasonably determined by Lender.  In the event of any material change in the Blanket Insurance Premium Financing Arrangement, the foregoing provisions shall be modified as reasonably determined by Lender in order to carry out the intent and purposes hereof.  The term “Insurance Premiums”, for the purposes of this Agreement, shall include any Deposits, any Regular Payments and any Financing Installments required to be paid by Borrower under any Blanket Insurance Premium Financing Arrangement, including, without limitation, the Property Insurance Sharing Agreement.  Notwithstanding the foregoing, Borrower covenants and agrees that the finance company (or finance companies) entering into the Blanket Insurance Premium Financing Arrangement shall have no collateral from Borrower for Borrower’s obligations under such arrangement other than Borrower’s interest in any unearned Insurance Premiums and shall not have the ability to terminate or compel Borrower to terminate an insurance policy the premiums for which have been financed through the Blanket Insurance Premium Financing Arrangement without Borrower first having in place a replacement insurance policy in accordance with the terms of this Agreement.

Section 6.4.                                Capital Expenditure Funds.

6.4.1                      Deposits of Capital Expenditure Funds.  Borrower shall deposit to the Capital Expenditure Account established under the Cash Management Agreement on each Monthly Payment Date, an amount equal to Fourteen Thousand Four Hundred Eighty-Seven and 69/100 Dollars ($14,487.69) for annual Capital Expenditures payable to Persons unaffiliated with Borrower approved by Lender, which approval shall not be unreasonably withheld or delayed.  Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Capital Expenditure Funds.”  Lender may reassess its estimate of the amount necessary for capital expenditures from time to time and, and may require Borrower to increase the monthly deposits required pursuant to this Section 6.4.1 upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property.

6.4.2                      Release of Capital Expenditure Funds.

(a)           Lender shall disburse, or caused to be disbursed, Capital Expenditure Funds only for Capital Expenditures.

(b)           Lender shall disburse, or caused to be disbursed, to Borrower the Capital Expenditure Funds (but in no event more frequently than once each calendar month and subject to the conditions set forth in this Section 6.4.2) upon satisfaction by Borrower of each of the following conditions:  (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Capital Expenditures payable to Persons unaffiliated with Borrower, (B) stating that all Capital Expenditures at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Capital Expenditures, (C) identifying each Person that supplied materials or labor in connection with the Capital Expenditures to be funded by the requested disbursement, and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (v) at Lender’s option, if the cost of any individual Capital Expenditure exceeds Fifty Thousand and No/100 Dollars ($50,000.00), Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs, and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Capital Expenditures at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, and each disbursement must be at least an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c)           Nothing in this Section 6.4.2 shall (i) make Lender responsible for making or completing the Capital Expenditures Work; (ii) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditures Work; (iii) obligate Lender to proceed with the Capital Expenditures Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures Work.

(d)           Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditures Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures Work.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.4.2(d).

(e)           If a Capital Expenditure disbursement will exceed Fifty Thousand and No/100 Dollars ($50,000.00), Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Capital Expenditure Funds in order to verify completion of the Capital Expenditures Work for which reimbursement is sought.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Capital Expenditure Funds.  Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

(f)           In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures Work.All such policies shall be in form and amount reasonably satisfactory to Lender.

Section 6.5.                                Rollover Funds.

6.5.1                      Deposits of Rollover Funds.  While a Cash Trap Period exists, there shall be deposited to the Rollover Account established under the Cash Management Agreement on each Monthly Payment Date the sum of One Hundred Thousand and No/100 Dollars ($100,000.00), for tenant improvements and leasing commissions, lease cancellation fees, buy-out fees or a similar cost payable to Persons unaffiliated with Borrower that may be incurred while such Cash Trap Period exists.  Amounts deposited pursuant to this Section 6.5.1 are referred to herein as the “Rollover Funds.”

6.5.2                      Release of Rollover Funds.  Lender shall disburse, or caused to be disbursed, to Borrower the Rollover Funds upon satisfaction by Borrower of each of the following conditions:  (a) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have reviewed and approved the Lease in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions, (d) Lender shall have received and approved a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments, (e) Lender shall have received a certificate from Borrower (i) stating that all tenant improvements at the Property to be funded by the requested disbursement are payable to Persons unaffiliated with Borrower and have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with such tenant improvements, (ii) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (f) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (g) Lender shall have received an estoppel certificate from the applicable tenant stating that (i) all required work is complete and (ii) such tenant is in occupancy and paying full unabated rent or has taken possession of the demised premises, and (h) Lender shall have received such other evidence as Lender shall reasonably request that the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to disburse Rollover Funds more frequently than once each calendar month, and each disbursement must be in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

Section 6.6.                                Existing Tenant Improvement Funds.

6.6.1                      Deposits of Existing Tenant Improvement Funds.  On the Closing Date, Borrower shall deposit with Lender the amount of Eight Hundred Nine Thousand Nine Hundred and No/100 Dollars ($809,900.00) (the “Existing Tenant Improvement Funds”) representing the amounts not yet disbursed by Borrower on account of tenant improvement allowances under Leases (other than the Latham & Watkins Lease) in effect on the date hereof and payable to Persons unaffiliated with Borrower.   Lender shall cause the Existing Tenant Improvement Funds to be deposited with Agent for credit to the “Existing Tenant Improvement Funds Account” established under the Cash Management Agreement within five (5) Business Days following the Closing Date.

6.6.2                      Release of Existing Tenant Improvement Funds. Lender shall disburse, or caused to be disbursed, to Borrower the Existing Tenant Improvement Funds upon satisfaction by Borrower of each of the following conditions:  (a) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have reviewed and approved the Lease in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs, (d) to the extent required to be delivered by the tenant under the applicable lease to Borrower, Lender shall have received and approved a budget for tenant improvement costs and the requested disbursement will be used to pay all or a portion of such costs and payments, (e) Lender shall have received a certificate from Borrower (i) stating that all tenant improvements at the Property to be funded by the requested disbursement are payable to Persons unaffiliated with Borrower and have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with such tenant improvements to the extent such license, permit or approval is required to be delivered by the tenant under the applicable lease to Borrower, (ii) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement to the extent such information is required to be delivered by the tenant under the applicable lease to Borrower, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender to the extent such waivers or other evidence of payment are required to be delivered by the tenant under the applicable lease to Borrower, (f) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (g) to the extent required to be delivered by the tenant under the applicable lease to Borrower, Lender shall have received an estoppel certificate from the applicable tenant stating that (i) all required work is complete and (ii) such tenant is in occupancy and paying full unabated rent or has taken possession of the demised premises, and (h) Lender shall have received such other evidence as Lender shall reasonably request and as shall be required to be delivered pursuant to the applicable lease that the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to disburse Tenant Improvement Funds more frequently than once each calendar month, and each disbursement must be in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Tenant Improvement Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

Section 6.7.                                Latham Landlord Work Funds.

6.7.1                      Deposits of Latham Landlord Work Funds.  On the Closing Date, Borrower shall deposit with Lender the amount of Eight Million and No/100 Dollars ($8,000,000.00) (the “Latham Landlord Work Funds”) representing the amounts not yet disbursed by Borrower on account of the anticipated costs to be incurred by Borrower under the Latham & Watkins Lease with respect to the construction work required to be undertaken by Borrower thereunder and payable to Persons unaffiliated with Borrower (the “Latham Landlord Work”).  Lender shall cause the Latham Landlord Work Funds to be deposited with Agent for credit to the “Latham Landlord Work Funds Account” established under the Cash Management Agreement within five (5) Business Days following the Closing Date.

6.7.2                      Budget, Schedule and Completion Obligations with respect to the Latham Landlord Work.  On or before September 28, 2007, Borrower shall deliver to Lender a budget for the hard and soft costs anticipated to be incurred in connection with the Latham Landlord Work (the “Latham Landlord Work Budget”), a construction schedule for the performance of the Latham Landlord Work, and such plans and specifications for the Latham Landlord Work as have then been developed pursuant to the Latham & Watkins Lease.  The Latham Landlord Work Budget and such schedule shall be consistent with the obligations of Borrower under the Latham & Watkins Lease.  Borrower shall cause the Latham Landlord Work to be completed in accordance with the Latham & Watkins Lease, free and clear of Liens and in compliance with all Legal Requirements.  Until such time as the Latham Landlord Work is completed, Borrower shall deliver to Lender, within thirty (30) days after the end of each month, a certificate of an authorized officer of Borrower, in form and substance reasonably satisfactory to Lender, setting forth in reasonable detail (a) a reconciliation of the actual costs incurred to date (and projected costs to be incurred) with respect to the Latham Landlord Work to the Latham Landlord Work Budget, (b) a description of the status of the Latham Landlord Work and a reconciliation of the progress of the Latham Landlord Work to date to the construction schedule for the Latham Landlord Work, and (c) if the Latham Landlord Work is not proceeding in accordance with the Latham Landlord Work Budget or construction schedule, a description of the actions that Borrower is taking or will be taking in order to cause the progress of the Latham Landlord Work to be completed in accordance with the Latham Landlord Work Budget and construction schedule.  If at any time the remaining costs to be paid or estimated to be incurred in connection with the completion of the Latham Landlord Work (as reasonably determined by Lender) exceed the balance of the Latham Landlord Work Funds then held in the Latham Landlord Work Funds Account, then Borrower shall deliver to Lender, within five (5) Business Days after written demand by Lender, such additional funds for deposit in the Latham Landlord Funds Account as may be required so that the balance held therein is not less than the remaining amount to be paid or estimated to be incurred in connection with the completion of the Latham Landlord Work (as determined by Lender).  Borrower shall obtain Lender’s prior written consent to any modification to the Latham Landlord Work Budget or schedule that would cause the Latham Landlord Budget or schedule not to be in compliance with the Latham & Watkins Lease.

6.7.3                      Release of Latham Landlord Work Funds. Lender shall disburse, or caused to be disbursed, to Borrower from time to time the Latham Landlord Work Funds upon satisfaction by Borrower of each of the following conditions:

(a)           Borrower shall submit a request for disbursement to Lender at least ten (10) days prior to the date on which Borrower requests such disbursement be made, which disbursement request shall specify the costs relating to the Latham Landlord Work to be paid from such disbursement,

(b)           on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall exist and remain uncured, and the representations and warranties made by Borrower in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of the making of such disbursement with the same force and effect as if made on and as of such date,

(c)           after giving effect to such disbursement, the amount of the Latham Landlord Work Funds held in the Latham Landlord Work Funds Account will be equal to or greater than the remaining costs to be paid or estimated to be incurred in connection with the completion of the Latham Landlord Work, as determined by Lender,

(d)           Lender shall have received such certificates and affidavits as to such matters as Lender may reasonably request, including, without limitation, certificates of an approved architect or engineer, or, if Borrower fails to have such architect or engineer deliver such certificate or affidavit, of a construction consultant retained by Lender at Borrower’s expense in connection with any work, (i) stating that the items to be funded by the requested disbursements are an aspect of the Latham Landlord Work as set forth on the Latham Landlord Work Budget and plans and specifications therefor, (ii) stating that the costs for all Latham Landlord Work to be funded by the requested disbursement are payable to Persons unaffiliated with Borrower and that such Latham Landlord Work has been completed in a good and workmanlike manner, in compliance with the Latham & Watkins Lease and all applicable Legal Requirements, such certificate to be accompanied by a copy of any applicable license, permit or other approval required by any Governmental Authority in connection with such Latham Landlord Work not previously provided to Lender, (iii) identifying each Person that supplied materials or labor in connection with such Latham Landlord Work to be funded by the requested disbursement (together with any invoices and other back-up evidencing the incurrence thereof), (iv) stating that each such Person has been paid in full or will be paid in full upon such disbursement for all amounts then owed to such Person for such work, such certificate to be accompanied by the items described in clauses (g) and (h) below, (v) stating that the amount of the Latham Landlord Work Funds remaining unfunded after such disbursement will be sufficient on completion of such construction to pay for the unpaid costs required to complete the remaining Latham Landlord Work (as estimated by the certifying party), and (vi) at Lender’s option, if the amount of the requested disbursement exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00), a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender,

(e)           at Lender’s option, if the cost of any individual item of Latham Landlord Work exceeds One Million and No/100 Dollars ($1,000,000.00), Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of such Latham Landlord Work,

(f)           Lender shall have received contractors’ waivers or releases of lien for the work covered by the disbursement request, in form and substance reasonably satisfactory to Lender,

(g)           Lender shall have received such other evidence as Lender shall reasonably request that the portion of the Latham Landlord Work to be funded by the requested disbursement has been completed and has been paid for or will be paid upon such disbursement to Borrower, and

(h)           notwithstanding the foregoing, Lender shall have the right to retain an amount equal to ten percent (10%) of the amount of any disbursement request pending the completion of all Latham Landlord Work and the receipt by Lender of an estoppel certificate from Latham & Watkins which confirms that (i) all Latham Landlord Work is complete and (ii) there is no default on the part of Borrower under the Latham & Watkins Lease.

Notwithstanding anything to the contrary contained in this Section 6.7.3, Lender shall not be required to disburse Latham Landlord Work Funds more frequently than once each calendar month, and must be an amount equal to or greater than the Minimum Disbursement Amount (or a lesser amount if necessary to fully pay, or pay the final installment of, a cost attributable to such work, in which case such lesser disbursement shall be made, or if the total amount of Latham Landlord Work Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).  Provided no Event of Default shall have occurred and be continuing, upon completion of, and final payment for, the Latham Landlord Work in accordance with this Section 6.7, any remaining Latham Landlord Work Funds shall be released to Borrower upon written request.  So long as no Event of Default exists and Borrower is in compliance with its obligations in Section 6.7.2, in the event a line item set forth on the Latham Landlord Work Budget is completed in a good and workmanlike manner and otherwise in accordance with the terms and conditions of this Section 6.7, and all such funds allocated to such line item on the Latham Landlord Work Budget have not been utilized in connection with the same, Borrower may reallocate such funds to another line item upon written notice to Lender.  So long as no Event of Default exists and Borrower is in compliance with its obligations in Section 6.7.2, if Borrower demonstrates to Lender that the cost of completing a line item has decreased from the amount set forth in the budget for such line item, then Borrower may also reallocate such cost savings to contingency or to another line item with Lender’s prior written approval.  So long as no Event of Default exists and Borrower is in compliance with its obligations in Section 6.7.2, Borrower may request disbursement, and Lender shall disburse, from contingency to pay costs of the Latham Landlord Work, provided that the amount remaining in the contingency line item following such disbursement is an adequate contingency line item, as determined by Lender in its reasonable discretion, for the remaining Latham Landlord Work.

Nothing in this Section 6.7 shall (i) make Lender responsible for making or completing the Latham Landlord Work; (ii) require Lender to expend funds in addition to the Latham Landlord Work Funds to complete any Latham Landlord Work; (iii) obligate Lender to proceed with the Latham Landlord Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Latham Landlord Work.

Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Latham Landlord Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Latham Landlord Work.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.7.3.

If a disbursement of the Latham Landlord Work Funds will exceed Five Hundred Thousand and No/100 Dollars ($500,000.00), Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Latham Landlord Work Funds in order to verify completion of the Latham Landlord Work for which reimbursement is sought.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Latham Landlord Work Funds.  Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with the Latham Landlord Work.  All such policies shall be in form and amount reasonably satisfactory to Lender.

Borrower hereby consents to any disbursement of the Latham Landlord Work Funds to Guarantor in accordance with the terms of the Recourse Guarantee.

Section 6.8.                                Security Interest in Reserve Funds.

6.8.1                      Grant of Security Interest.  Borrower hereby pledges to Lender, and grants to Lender a security interest in, any and all monies now or hereafter deposited in the

Reserve Funds as additional security for the payment of the Loan. The Reserve Funds shall be held in Lender’s name and may be commingled with Lender’s own funds at financial institutions selected by Lender in its sole discretion.  Upon the occurrence of an Event of Default, Lender may apply any sums then present in the Reserve Funds to the payment of the Loan in any order in its sole discretion.  Until expended or applied as above provided, the Reserve Funds shall constitute additional security for the Loan.  Lender shall have no obligation to release any of the Reserve Funds while any Event of Default or Default then exists.

6.8.2                      Income.  All interest on the Reserve Funds shall accrue for the benefit of Borrower, shall be credited to such Reserve Funds and shall be subject to Lender’s security interest in and to the Reserve Funds.  The Reserve Funds shall bear interest at the customary market rate offered by Lender for escrow deposits of this nature, and shall be held and released by Lender, and used by Borrower, in accordance with the terms and conditions of this Agreement.  Borrower shall report on its federal, state and local income tax returns all interest or income earned by Borrower on the applicable Reserve Funds.

6.8.3                      Prohibition Against Further Encumbrance.  Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

VII.	PROPERTY MANAGEMENT

Section 7.1.                                The Management Agreement.

Borrower shall cause Manager to manage the Property in accordance with the Management Agreement.  Borrower shall (a) diligently perform and observe in all material respects all of the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (b) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed, and (c) promptly deliver to Lender a copy of each periodic report received by Borrower under the Management Agreement and, promptly upon request, deliver to Lender a copy of any other financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement.  If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.  Manager shall be entitled to receive a fee of no more than 3.00% of “Project Income” (as defined in the Management Agreement) as in effect on the date hereof.

Section 7.2.                                Prohibition Against Termination or Modification.

Borrower shall not surrender, terminate, cancel, modify, renew, amend, or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express written consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new manager such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement and, if such new manager is an Affiliate of Borrower, upon delivery of a non-consolidation opinion acceptable to the Rating Agencies; provided further, however, that if Borrower satisfies the foregoing conditions, Lender shall not withhold its consent to the appointment of a replacement manager that is an Affiliate of Borrower.  Lender shall reasonably cooperate with Borrower, at no cost or expense to Lender, in seeking to obtain a Rating Agency Confirmation from the Rating Agencies for such actions upon the request of Borrower.    If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender’s consent, execute a subordination of management agreement in the form then used by Lender. Borrower shall have the right to amend the Property Management Agreement from time to time in order to comply with applicable Legal Requirements including, without limitation, tax laws pertaining to REIT’s or Guarantor’s status as a real estate investment trust or subsidiary thereof.

Section 7.3.                                Replacement of Manager.

Lender shall have the right to require Borrower to replace the Manager with a Person which is not an Affiliate of, but is chosen by, Borrower and approved by Lender upon the occurrence of any one or more of the following events:  (a) at any time following the occurrence of an Event of Default, (b) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period or if at any time the Manager has engaged in gross negligence, fraud or willful misconduct, and/or (c) Manager becomes insolvent or the subject of any proceeding under the Bankruptcy Code.

VIII.	TRANSFERS

Section 8.1.                                Transfer or Encumbrance of Property.

(a)           Borrower shall not cause or permit a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein nor permit a Sale or Pledge of an interest in any Restricted Party or any Change of Control (in each case, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.1.9, without the prior written consent of Lender.

(b)           A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest or the creation or issuance of new membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the Manager (including, without limitation, an Affiliated Manager) other than in accordance with Article VII.

(c)           Notwithstanding the provisions of Section 8.1(b), the following transfers shall not be deemed to be a Prohibited Transfer: (a) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party; (b) the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock, limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, no such transfers shall result in a change in Control in the Restricted Party, a change in control of the Property or a Change in Control; no transfer shall be made to any Prohibited Person; as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer; and, if Borrower is a single member limited liability company on the date of this Agreement, no such transfer shall consist of the transfer of any interest in or admission of any person as a member in Borrower; (c) a transfer by Guarantor or REIT of a portion of its direct or indirect ownership interests in Borrower to an Approved Transferee, so long as (i) at the time of such transfer there exist no monetary defaults or Events of Default under the Loan Documents, (ii) at all times following such transfer, Guarantor or REIT owns at least twenty percent (20%) of the direct or indirect ownership interests in Borrower, (iii) at all times following such transfer, Guarantor or REIT continues to Control Borrower and there is no Change of Control of Guarantor or REIT, and (v) at all times following such transfer Guarantor or REIT or an Affiliate thereof is Manager; or (d) a Permitted Mezzanine Loan Lien in accordance with the provisions of Section 8.1(i).  Notwithstanding the foregoing, Sponsor may pledge its direct or indirect ownership interests in Borrower as security for Sponsor’s obligations under its primary credit facility; provided that (i) such pledge shall not be subject to foreclosure, nor shall there be any conveyance in lieu thereof, nor shall there be any other action in respect of such pledged interests inconsistent with the consent and acknowledgement referred to in clause (iii) below, without Lender’s prior written consent; (ii) such pledge, by its express terms, shall be subject to the limitations on foreclosure and conveyance in lieu thereof set forth above; and (iii) the pledgee shall deliver such acknowledgments of and consents to the foregoing as Lender may request.  Without limiting the foregoing, if Lender exercises the Mezzanine Option, the pledgee shall release its pledge on any of the ownership interest that form the collateral for the Mezzanine Loan (without limiting the rights of Sponsor, in accordance with this Section 8.1.3, to pledge to such pledgee other indirect ownership interests in Borrower that do not form the collateral for the Mezzanine Loan).

(d)           Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of the Notes and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) receipt of payment of a transfer fee equal to one–half of one percent (0.50%) of the outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) receipt of Rating Agency Confirmation with respect to the transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Section 3.1.24) and the other Loan Documents, (e) a new manager for the Property and a new management agreement satisfactory to Lender, (f) a new guaranty(ies) and environmental indemnity, substantially in the form of the Guarantee and Environmental Indemnity delivered contemporaneously with this Agreement, from guarantor(s) and indemnitor(s) satisfactory to Lender, and (g) the satisfaction of such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender.  All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer.  Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Lender’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.  Notwithstanding anything to the contrary contained in this Section 8.1(d), in the event a substantive non-consolidation opinion was delivered to Lender and the Rating Agencies in connection with the closing of the Loan, and if any Prohibited Transfer results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interests in a Restricted Party, Borrower shall, prior to such transfer, and in addition to any other requirement for Lender consent contained herein, deliver a revised substantive non-consolidation opinion to Lender reflecting such Prohibited Transfer, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.

(e)           Notwithstanding anything to the contrary set forth in this Section 8.1, the transfers restricted hereunder shall not include (i) any conveyance, assignment, sale, mortgaging, encumbrance, pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition (including in connection with any merger or consolidation) of any limited partnership interests in Guarantor (provided that after giving effect thereto REIT continues to Control Guarantor), or of any publicly traded stock in REIT, (ii) the conveyance, assignment, sale, pledge, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of stock in REIT, provided that, in the case of either clause (i) or clause (ii) above, (A) after giving effect to any such conveyance, assignment, sale or other disposition, the common stock of REIT shall be listed and traded on the New York Stock Exchange or other nationally recognized stock exchange and (B) in the event that more than forty nine percent (49%) of the common stock in REIT is conveyed, assigned, sold or otherwise disposed of, whether in one or a series of transactions, to any Person or Persons acting as a group, and as a result thereof, such Person or Persons have the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of REIT, through beneficial ownership of the capital stock of REIT or otherwise, the prior written consent of Lender thereto shall have been obtained, which consent shall not be unreasonably withheld, conditioned or delayed, or (iii) the leasing of any space within the Property so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity.

(f)           Without limiting the provisions of this Section 8.1, in connection with any transfer permitted by this Section 8.1, if any such transfer results, directly or indirectly, in the ownership of ten percent (10%) or more of the interests in Borrower, Guarantor or REIT by any Person not currently the holder of ten percent (10%) or more of the interests in Borrower, Guarantor or REIT, then prior to any such transfer the following conditions shall be satisfied:

(i)           In connection with any such transfer, Lender shall have received not less than thirty (30) days prior to the date on which such transfer is to become effective: (A) prior written notice of such proposed transfer, (B) true and correct copies of all documentation that will be entered into with respect to the same, and (C) all appropriate papers reasonably requested by Lender that reflect the identity, organization, good standing, tax status and financial standing of the proposed transferee, which papers shall include certified copies of all documents relating to the organization and formation of transferee and of the entities, if any, which are partners or members of transferee and updated organizational charts reflecting such transfer, as well as all other documents and information reasonably requested by Lender (including such documents as it may require to confirm that such proposed transfer will satisfy the requirements of this Agreement for a transfer to an Approved Transferee, and for Lender and each Lender to undertake and approve such background checks and satisfy such “know-your-customer” requirements as may be required to be performed by it);

(ii)           Lender shall have determined that such proposed transfer will not result in any violation of the provisions of Section 4.1.1; and

(iii)           Lender shall have determined that, after giving effect to any such proposed transfer, the representations and covenants of Borrower set forth in Sections 3.1.24 and 3.1.7 of this Agreement shall be true and correct as if made immediately after giving effect thereto.

(g)           Lender’s consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property shall not be deemed to be a waiver of Lender’s right to require such consent to any future occurrence of same.  Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property made in contravention of this paragraph shall be null and void and of no force and effect.

(h)           Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) actually incurred by Lender in connection with the review, approval and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer.

(i)           No Restricted Party shall incur any indebtedness that would be secured by the pledge of any direct or indirect ownership interests in any entity the principal asset, directly or indirectly, of which is any ownership interests in Borrower, unless such indebtedness is a Permitted Mezzanine Loan.  Borrower shall, not less than twenty (20) days prior to the incurrence by any Restricted Party of any indebtedness that would be secured by the pledge of any direct or indirect ownership interests in any entity the principal asset, directly or indirectly, of which is any ownership interests in Borrower, deliver written notice thereof to Lender and provide to Lender copies of the proposed documentation for such mezzanine loan, together with such documentation and certifications of Borrower as Lender shall require in order to confirm that such indebtedness is a Permitted Mezzanine Loan.  Lender reserves the right to condition its consent to any proposed mezzanine loan upon:

(i)           the delivery to Lender of information (including without limitation an Appraisal and such financial reports as Lender may require) confirming that such proposed mezzanine loan (A) is in a maximum principal amount (measured in the aggregate for such proposed mezzanine loan together with all other Permitted Mezzanine Loans that would remain in effect after the consummation of such proposed mezzanine loan) shall not exceed the lesser of $50,000,000 or the Permitted Mezzanine Loan Underwritten Amount; (B) is evidenced and secured by loan documents in form and substance reasonably acceptable to Lender based on forms used in comparable transactions, has a term expiring on or after the Maturity Date, involves cash management arrangements satisfactory to Lender, and is the subject of an intercreditor agreement between Lender and the proposed lender of such proposed mezzanine loan, which shall be in a customary form reasonably acceptable to the Lender; notwithstanding the foregoing, it is understood that during the twelve (12) month period following the Closing Date, the Appraised Value of the Property shall be based upon the Appraisal obtained by Lender prior to the Closing Date and that during the twelve (12) month period following Lender’s approval of any other Appraisal, the Appraised Value of the Property for these purposes shall be based upon such Appraisal, and that no new Appraisal shall be required for purposes of this Section 8.1(i)(i) during such periods;

(ii)           receipt by Lender of Rating Agency Confirmation with respect to the proposed loan;

(iii)           delivery to Lender of evidence that, after giving effect to the proposed mezzanine loan, Borrower will be in compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Section 3.1.24) and the other Loan Documents;

(iv)           Borrower having no direct or indirect liability for the obligations of the mezzanine borrower under the proposed mezzanine loan;

(v)           the delivery to Lender of a satisfactory non-consolidation opinion (which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies), modified organizational documents and modifications of the Loan Documents to reflect the existence and terms of such mezzanine loan; and

(vi)           the Borrower of such Permitted Mezzanine Loan shall not be the Mezzanine Borrower as defined in Section 11.32.

All expenses incurred by Lender in connection with its review of a proposed mezzanine loan (including, without limitation, legal fees and expenses in connection therewith, and in connection with the preparation, negotiation of an intercreditor agreement relating thereto) shall be payable by Borrower whether or not Lender consents to the proposed mezzanine loan.

IX.	SALE AND SECURITIZATION OF MORTGAGE

Section 9.1.                                Sale of Mortgage and Securitization.

(a)           Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization.  (The transactions referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transaction referred to in clause (iii) shall hereinafter be referred to as a “Securitization.”  Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”).

(b)           If requested by Lender, Borrower shall assist Lender, in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i)           provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager, provide updated budgets relating to the Property and provide updated appraisals, market studies, environmental reviews (including, Phase I and Phase II reports, as applicable), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii)           provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance and “true sale” or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to Property and Borrower and Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;

(iii)           provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(iv)           execute such amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender, including, without limitation, amending the Monthly Payment Date (consistent with the requirements contained in the definition of such term), the execution of one or more replacement loan agreements, as may be requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall comply with Section 11.29), and modify the Cash

Management Agreement, if applicable, with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan; provided, however, any such amendments or agreements will not materially alter the payment terms set forth in this Agreement or the other Loan Documents or materially and adversely affect Borrower or impose additional material obligations or liabilities upon Borrower and shall comply with Section 11.29.

(v)           attend management meetings and conduct tours of the Property.

(c)           If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, Historical Net Operating Income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization.  Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required.  If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements (if available to Borrower) for any Tenant of any of the Property if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

(d)           All financial data and financial statements provided by Borrower hereunder pursuant to Section 9.1(c) shall be prepared in accordance with GAAP and shall meet the requirements of Regulation AB and other applicable legal requirements.  All financial statements referred to in Section 9.1(c)(ii) above shall be audited by independent accountants of Borrower acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided.  All financial data and financial statements (audited or unaudited) provided by Borrower under Section 9.1(c) shall be accompanied by an Officer’s Certificate which shall state that such financial statements meet the requirements set forth in the first sentence of this Section 9.1(d).

(e)           If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(f)           In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of Sections 9.1(c) and (d), Lender may request, and Borrower shall promptly provide, such other financial statements as Lender determines to be necessary or appropriate for such compliance.

Section 9.2.                                Securitization Indemnification.

(a)           Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b)           Borrower shall provide in connection with a Securitization an indemnification agreement (A) certifying that (i) Borrower has carefully examined the Disclosure Documents sections entitled “Descriptions of the Mortgages”, “Description of the Mortgage Loans and Mortgaged Property”, “The Manager”, “The Borrower” and “Certain Legal Aspects of the Mortgage Loan” and (ii) such sections and such other information in the Disclosure Documents, but in each case solely as it relates to Borrower, Borrower Affiliates, the

Property, Manager and all other aspects of the Loan and solely to the extent the information therein was furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Documents or the underwriting and closing of the Loan (collectively, the “Covered Disclosure Information”), do not contain any untrue statement of a material fact known to Borrower or omit to state a material fact known to Borrower necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, such Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property.  This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

(c)           In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)           Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party.  In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party.  After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party.  The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)           In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered:  (i) Lender’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.  Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)           The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

X.	DEFAULTS

Section 10.1.                                Event of Default.

(a)           Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)           if (A) any monthly installment of principal and/or interest due under the Notes is not paid on or prior to the date on which it is due or the payment due on the Maturity Date is not paid on the Maturity Date or (B) any other portion of the Debt is not paid when due and such non-payment in this Section 10.1(a)(i)(B) continues for five (5) days following notice to Borrower that the same is due and payable;

(ii)           if any of the Taxes or Other Charges are not paid prior to delinquency;

(iii)           if the Policies are not kept in full force and effect;

(iv)           if Borrower breaches or permits or suffers a breach of Article 6 of the Mortgage or Article VIII of this Agreement, or Section 2.5 of this Agreement;

(v)           (I) Except as set forth in Section 10.1(a)(v)(II) below, if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; (II) Any representation or warranty made or deemed made at any time after the Closing Date in Sections 3.1.5, 3.1.9, 3.1.25, or 3.1.37 of this Agreement proves to be untrue in any material respect when so made or deemed made, but only if (in the case of any such breach which is not intentional) Borrower does not cure such breach within ten (10) Business Days after Borrower, Guarantor or the REIT obtains knowledge of the same, it being understood that the foregoing cure rights shall not apply to any such breach which is intentional.

(vi)           if Borrower, any SPC Party or Guarantor shall make an assignment for the benefit of creditors;

(vii)           if Borrower or Guarantor fails or admits its inability to pay debts generally as they become due;

(viii)                      if a receiver, liquidator or trustee shall be appointed for Borrower, any SPC Party or Guarantor or if Borrower, any SPC Party or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any SPC Party or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, any SPC Party or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, and SPC Party or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days or if an order for relief is entered;

(ix)           if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x)           a default under any agreement creating a Lien or encumbrance on the Property and, provided the Property (or part thereof or interest therein) shall not be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien, such Lien has not been discharged or bonded over within thirty (30) days;

(xi)           if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered by Borrower to Lender in connection with the Loan, or in any other non-consolidation delivered by Borrower to Lender in connection with the Loan subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii)           if Borrower breaches any representation, warranty or covenant contained in Section 3.1.24 hereof;

(xiii)                      if Borrower breaches any of the negative covenants contained in Section 4.2.9 hereof or acts or neglects to act in such a manner as to be considered a  material default under the REA;

(xiv)                      if Borrower breaches in any material respect any covenant, warranty or representation contained in the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement;

(xv)           if Guarantor breaches in any material respect any covenant, warranty or representation contained in the Guarantee or a “Guarantor Event of Default” (as defined in the Guarantee) occurs;

(xvi)                      if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) through and including (xv) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days; or

(xvii)                      if there shall be Default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents,

whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b)           Upon the occurrence of an Event of Default (other than an Event of Default described in Section 10.1(a) (vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 10.1(a) (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2.                                Remedies.

(a)           Subject to the limitations set forth in Section 11.22 hereof, upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)           Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances:  (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the

Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect.  Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c)           Lender shall have the right from time to time to sever the Notes and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)           Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 10.3.                                Right to Cure Defaults.

While an Event of Default exists, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary.  Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand.  All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred to the date of payment to Lender.  All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

Section 10.4.                                Remedies Cumulative.

Subject to the limitations contained in Section 11.22 hereof, the rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 10.5.                                Latham & Watkins U.S. Bank Tower Lease Takeover Agreement Cash Collateral or Collateral Letter of Credit.

Borrower may at any time, at its option, and Borrower shall, within ten (10) Business Days following the occurrence of any Event of Default (without limiting Lender’s other rights and remedies, upon the occurrence of an Event of Default), or upon the occurrence of the circumstances set forth in Section 3.04 of the Latham & Watkins U.S. Bank Tower Lease Guarantee, deliver to Lender an amount equal to the sum of (i) any amounts then due, payable and unpaid under Latham & Watkins U.S. Bank Tower Lease Takeover Agreement, plus (ii) all future payments to become due pursuant to the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement in the form of (i) cash collateral, in which case such payment shall be deposited to a Collateral Account or (ii) a Collateral Letter of Credit, in which case such Collateral Letter of Credit shall be delivered to Lender.  Any optional election by Borrower to deliver such cash collateral or Collateral Letter of Credit to Lender shall be irrevocable.  In the event Borrower delivers such amount to Lender in the form of cash collateral, the provisions of Sections 10.5.1, 10.5.2 and 10.5.3 shall apply.  With respect to any amounts of cash collateral delivered pursuant to this Section 10.5 and required to be held in a Controlled Account, Lender shall be entitled to draw upon any cash deposited in a Controlled Account pursuant to this Section 10.5, in whole or in part from time to time, to pay any sums due under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement which are not paid when due.  In the event Borrower pays Lender in the form of a Collateral Letter of Credit, the provisions of Section 10.5.4 shall apply.  The obligations of Borrower to maintain the Collateral Letter of Credit or cash collateral shall apply until all sums due under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement have been paid in full; provided that to the extent that the obligations of Borrower under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement are paid and performed, Borrower may request that the amount of the Collateral Letter of Credit or cash collateral be reduced so as to equal an amount not greater than the sum of any amounts then due, payable and unpaid under Latham & Watkins U.S. Bank Tower Lease Takeover Agreement, plus all then future payments to become due pursuant to the Latham &

Watkins U.S. Bank Tower Lease Takeover Agreement, and Lender shall (provided that no Event of Default then exists) promptly following its receipt of such request accept a replacement Collateral Letter of Credit in such reduced amount or release cash collateral (to the extent it is in excess of such reduced amount).

10.5.1                      Establishment and Maintenance of the Controlled Account.

(a)           Each Controlled Account required hereunder (i) shall be established at, and a separate and identifiable account from all other funds held by, a Depository Bank and (ii) shall contain only funds required to be deposited pursuant to this Section 10.5.  Any interest which may accrue on the amounts on deposit in a Controlled Account shall be added to and shall become part of the balance of such Controlled Account.  Borrower, Lender and the applicable Depository Bank shall enter into an agreement (a “Controlled Account Agreement”), substantially in the form of Schedule X attached hereto (with such changes thereto as may be required by such Depository Bank and satisfactory to Lender) which shall govern such Controlled Account and the rights, duties and obligations of each party to such Controlled Account Agreement.

(b)           Each Controlled Account Agreement shall provide that (i) the Controlled Account shall be established in the name of Lender, (ii) the Controlled Account shall be subject to the sole dominion, control and discretion of Lender, and (iii) neither Borrower nor any other Person other than Lender, including, without limitation, any Person claiming on behalf of or through Borrower, shall have any right or authority, whether express or implied, to make use of or withdraw, or cause the use or withdrawal of, any proceeds from the Controlled Account or any of the other proceeds deposited in the Controlled Account.

10.5.2                      Controlled Account Fees.  Borrower shall pay any and all fees charged by Depository Bank in connection with the maintenance of the Controlled Account required to be established by or for it hereunder, and the performance of the Depository Bank’s duties.

10.5.3                      Security Interest.

(a)           Borrower hereby grants a perfected first priority security interest in favor of Lender in each Controlled Account established by or for it hereunder and all financial assets and other property and sums at any time held, deposited or invested therein, and all security entitlements and investment property relating thereto, together with any interest or other earnings thereon, and all proceeds thereof, whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities (collectively, “Controlled Account Collateral”), together with all rights of a secured party with respect thereto to secure the Loans

(b)           Borrower covenants and agrees:

(i)           to do all acts that may be reasonably necessary to maintain, preserve and protect the Controlled Account Collateral;

(ii)           to pay promptly when due all material taxes, assessments, charges, encumbrances and liens now or hereafter imposed upon or affecting the Controlled Account Collateral;

(iii)           to appear in and defend any action or proceeding which may materially and adversely affect Borrower’s title to or Lender’s interest in the Controlled Account Collateral;

(iv)           following the creation of each Controlled Account established by or for Borrower and the initial funding thereof, other than to Lender pursuant to this Agreement or a Controlled Account Agreement, not to transfer, assign, sell, surrender, encumber, mortgage, hypothecate, or otherwise dispose of any of the Controlled Account Collateral or rights or interests therein, and to keep the Controlled Account Collateral free of all levies and security interests or other liens or charges except the security interest in favor of Lender granted hereunder;

(v)           to account fully for and promptly deliver to Lender, in the form received, all documents, chattel paper, instruments and agreements constituting the Controlled Account Collateral hereunder, endorsed to Lender or in blank, as requested by Lender, and accompanied by such powers as appropriate and until so delivered all such documents, instruments, agreements and proceeds shall be held by Borrower in trust for Lender, separate from all other property of Borrower; and

(vi)           from time to time upon request by Lender, to furnish such further assurances of Borrower’s title with respect to the Controlled Account Collateral, execute such written agreements, or do such other acts, all as may be reasonably necessary to effectuate the purposes of this agreement or as may be required by applicable Law, or in order to perfect or continue the first-priority lien and security interest of Lender in the Controlled Account Collateral.

(c)           All interest earned on any Controlled Account shall be retained in such Controlled Account.  Borrower shall treat all interest earned on its Controlled Account as its income for federal income tax purposes.

(d)           Upon the failure of the Borrower to pay when due any sums due under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement, Lender may do any one or more of the following, and apply the proceeds thereof to pay any sums due under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement which are not paid when due and Lender’s costs and expenses in connection with the exercise of such rights:

(i)           without any advertisement or notice to or authorization from Borrower (all of which advertisements, notices and/or authorizations are hereby expressly waived), withdraw, sell or otherwise liquidate the funds deposited into any Controlled Account established by or for Borrower, and Borrower hereby consents to any such withdrawal and application as a commercially reasonable disposition of such funds and agrees that such withdrawal shall not result in satisfaction of the Loans;

(ii)           without any advertisement or notice to or authorization from Borrower (all of which advertisements, notices and/or authorizations are hereby expressly waived), notify any account debtor on any Controlled Account Collateral pledged by Borrower pursuant hereto to make payment directly to Lender;

(iii)           foreclose upon all or any portion of the Controlled Account Collateral pledged by Borrower or otherwise enforce Lender’s security interest in any manner permitted by applicable Law or provided for in this Agreement;

(iv)           sell or otherwise dispose of all or any portion of the Controlled Account Collateral pledged by Borrower at one or more public or private sales, whether or not such Controlled Account Collateral is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as Lender may determine;

(v)           recover from Borrower all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred or paid by Lender in exercising any right, power or remedy provided by this subsection (v); and

(vi)           exercise any other right or remedy available to Lender under applicable Law or in equity.

10.5.4                      Collateral Letters of Credit.  With respect to any Collateral Letters of Credit which Borrower may furnish or cause to be furnished to Lender in accordance with the terms of this Section 10.5:

(a)           Lender will be entitled, among other things, to make one or more draws pursuant to this Agreement by presentment thereof to the issuing bank accompanied only by Lender's clean sight-draft, it being intended that the issuing bank shall have no right to inquire as to Lender's right to draw upon such Collateral Letter of Credit;

(b)           Lender shall be entitled to draw upon any Collateral Letter of Credit delivered pursuant to this Section 10.5, in whole or in part from time to time, to pay any sums due under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement which are not paid when due; and

(c)           Lender shall have the right to draw upon any Collateral Letter of Credit within ten (10) Business Days prior to the expiration date of such Collateral Letter of Credit or any renewal or extension thereof unless, prior to such expiration date of such Collateral Letter of Credit, renewal or extension, Borrower shall have furnished a replacement, extension or renewal Collateral Letter of Credit, acceptable to Lender, it being the intent hereof that at no time shall the unexpired term of any required Collateral Letter of Credit be less than ten (10) Business Days.  If Lender draws upon a Collateral Letter of Credit pursuant to the terms hereof, then Lender shall hold the proceeds thereof in a Controlled Account as cash collateral.  Lender shall also be entitled to draw upon a Collateral Letter of Credit if the credit rating of the issuing bank no longer meets the standard required under the definition of “Collateral Letter of Credit” and Borrower does not deliver to Lender a replacement letter of credit that otherwise conforms to the requirements for Collateral Letters of Credit within ten (10) Business Days following notice of the same from Lender, or if Lender reasonably believes that its rights to draw on such Collateral Letter of Credit are in imminent jeopardy of not being honored.

10.5.5                      In the event that Borrower delivers cash collateral or a Collateral Letter of Credit to Lender in compliance with this Agreement, Lender shall be entitled to retain such cash collateral or Collateral Letter of Credit (subject to its rights hereunder) until all of Borrower’s obligations under the Latham & Watkins U.S. Bank Tower Lease Takeover Agreement are paid and performed, notwithstanding that any Event of Default that may have triggered Borrower’s obligation to deliver such cash collateral or Collateral Letter of Credit has been cured.

XI.	MISCELLANEOUS

Section 11.1.                                Successors and Assigns.

Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2.                                Lender’s Discretion.

Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole but good faith discretion of Lender and shall be final and conclusive.  Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s good faith determination of Rating Agency criteria, shall be substituted therefor.  The Note B Designated Representative shall be entitled to the benefits of this Section 11.2 as if each reference herein to “Lender” included, without limitation Note B Designated Representative.

Section 11.3.                                Governing Law.

(A)           THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY BORROWER AND ACCEPTED BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW

YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF THIS LOAN AGREEMENT AND ALL OF THE OBLIGATIONS ARISING HEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE.  THE PARTIES FURTHER AGREE THAT THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 EIGTH AVENUE

NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4.                                Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5.                                Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.  Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.  The Note B Designated Representative shall be entitled to the benefits of this Section 11.5 as if each reference herein to “Lender” included, without limitation Note B Designated Representative.

Section 11.6.                                Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6.  Any Notice shall be deemed to have been received:  (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile transmission if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender or to the Note B Designated Representative:

Head of Portfolio Operations
Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036

Telephone No.: (212) 479-5700
Facsimile No.: (866) 267-7680
with a copy to:	Head of Legal Department
Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Telephone No.: (212) 479-5700
Facsimile No.: (866) 267-7680
with a copy to:	Morrison & Foerster LLP
555 West 5th Street, Suite 3500
Thomas R. Fileti, Esq.
Facsimile No.: (213) 892-5454
If to Borrower:	Maguire Properties- 355 S. Grand, LLC
1733 Ocean Avenue, 4th Floor
Santa Monica, California 90401
Attention: Robert F. Maguire III and Paul S. Rutter, Esq.
Facsimile No.: (213) 687-4758
with a copy to:	Cox Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067
Attention: Douglas P. Snyder, Esq.
Facsimile No.: (310) 277-7889

Section 11.7.                                Trial by Jury.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.  THE NOTE B DESIGNATED REPRESENTATIVE SHALL BE ENTITLED TO THE BENEFITS OF THIS SECTION 11.7 AS IF EACH REFERENCE HEREIN TO “LENDER” INCLUDED, WITHOUT LIMITATION NOTE B DESIGNATED REPRESENTATIVE.

Section 11.8.                                Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9.                                Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10.                                Preferences.

To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11.                                Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12.                                Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any special, consequential or punitive damages.  The Note B Designated Representative shall be entitled to the benefits of this Section 11.13 as if each reference herein to “Lender” included, without limitation Note B Designated Representative.

Section 11.13.                                Expenses; Indemnity.

(a)           Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements incurred by Lender in connection with (i) (A) the preparation, negotiation, execution and delivery of this Agreement and the Other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions of counsel (including without limitation any opinions requested by Lender as to any legal matters pertaining to this Agreement, the other Loan Documents or the Property); and (B) any securitization, severance, syndication, componentization, sale or transfer of the Loan or interests therein pursuant to Section 9.1, 11.27, 11.29 or 11.32, provided Borrower’s aggregate liability under this clause (B) shall not exceed $30,000 (other than with respect to Lender’s legal fees and disbursements, as to which such cap shall not apply); (ii) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vi) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.  Any costs due and payable to Lender may be paid to Lender pursuant to the Cash Management Agreement.

(b)           Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto and any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loan), that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner relating to or arising out of (i) any breach by

Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

(c)           The Note B Designated Representative shall be entitled to the benefits of this Section 11.13 as if each reference herein to “Lender” included, without limitation Note B Designated Representative.

Section 11.14.                                Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15.                                Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16.                                No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)           Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender, Borrower and the other parties to the Loan Documents, as applicable, and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Borrower or such other parties, as applicable, any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.  This Section 11.16(b) does not impair or affect in any manner the rights of the Note B Designated Representative provided for herein and in the other Loan Documents.

Section 11.17.                                Publicity.

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender (except, and only to the extent, required by applicable Legal Requirements).  Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan.  All references to Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Lender in advance of issuance.

Section 11.18.                                Waiver of Marshalling of Assets.

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19.                                Waiver of Offsets/Defenses/Counterclaims.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents.  No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20.                                Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted them.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21.                                Brokers and Financial Advisors.

Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, other than Eastdil Secured (the “Broker”).  Borrower hereby agrees to pay all fees and commissions due and payable to Broker.  Lender has not engaged any broker in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein.  The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22.                                Exculpation.

Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Notes, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Notes, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, the Reserve Funds, the Rents, Net Proceeds and any other collateral given to Lender, and Lender, by accepting the Notes, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Notes, this Agreement, the Mortgage or the other Loan Documents.  The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty made in connection with the Loan (including, without limitation, the Recourse Guarantee and the Latham & Watkins U.S. Bank Tower Lease Guarantee) or any of the rights and remedies of Lender thereunder or the rights of Lender under any other certificate or agreement delivered by Guarantor; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with and Borrower shall be personally liable for the following:

(i)           fraud or intentional misrepresentation by Borrower Guarantor, or their affiliates in connection with the Loan;

(ii)           willful misconduct of Borrower, Guarantor or their affiliates;

(iii)           the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document to the extent not otherwise covered by an environmental insurance policy obtained by Borrower and approved by Lender;

(iv)           the removal or disposal by Borrower, Guarantor or their affiliates of any portion of the Property following the occurrence and during the continuance of an Event of Default;

(v)           the misapplication or misappropriation by Borrower, Guarantor or their affiliates of (A) any insurance proceeds paid by reason of any Casualty to the Property, (B) any Awards received in connection with the Condemnation of all or a portion of the Property, (C) any Rents following the occurrence and during the continuance of an Event of Default and not applied to the Debt, or (D) any Rents paid  more than one (1) month in advance to the extent such Rents or any other payments in respect of the Leases and other income of the Property or any other collateral are not applied to the costs of maintenance and operation of the Property and to the payment of taxes, lien claims, insurance premiums, debt service and other amounts due under the Loan Documents;

(vi)           failure to pay (or otherwise bond) charges for labor or materials or other charges for work performed at the Property prior to foreclosure and transfer of title to the Property and resulting in Liens on any portion of the Property (excluding such unpaid work performed for Lender or any receiver);

(vii)           any security deposits, advance deposits, Tenant Letter of Credit or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(viii)                      the breach by Borrower of any of its indemnification obligations set forth in Section 9.2 of this Agreement or referred to in Section 7.10 of the Mortgage;

(ix)           Borrower’s failure to maintain insurance as required by this Agreement or to pay any taxes or assessments affecting the Property but only (A) to the extent that the Property generates cash flow sufficient to permit (and that is available to) Borrower to pay the same when due and (B) if such failure does not result from the failure of Lender, in violation of this Agreement, to release to Borrower Insurance Funds or Tax Funds, respectively, for the payment of applicable insurance premiums or taxes or assessments;

(x)           intentional, physical waste, damage or destruction of any portion of the Property caused by the acts or omissions of Borrower or Guarantor or their respective affiliates, agents, employees or contractors;

(xi)           commission of a criminal act by Borrower Guarantor or their affiliates;

(xii)           Borrower’s failure to appoint a new property manager upon the request of Lender after an Event of Default as required by, and in accordance with the terms and provisions of, this Agreement and the Mortgage;

(xiii)                      Borrower’s failure to provide financial information in accordance with, and required by, this Agreement (which damages will be limited to Lender’s cost for accountants and other consultants to prepare such financial information);

(xiv)                      Borrower’s failure to maintain its status as a single purpose entity as required by, and in accordance with, the terms and provisions of, this Agreement and the Mortgage, excluding Borrower’s obligations under Section 3.1.24(f) or (j);

(xv)           any defenses, offset rights or counterclaims that KPMG LLP, a Delaware limited liability partnership or its successors (“KPMG”) assert at any time subsequent to the date Lender takes possession of the Property or a receiver is appointed therefor, or the date Lender or another purchaser becomes the owner of the Property by reason of a foreclosure, deed in lieu of foreclosure or otherwise (the “Turnover Date”)) arising from the following:  (x) liability for certain real estate taxes pursuant to Section 10.2 of that certain KPMG Lease arising from acts or events prior to the Turnover Date, (y) the process of reconciliation of Additional Rent (as such term is defined in the KPMG Lease) for Operating Expenses (as such term is defined in the KPMG Lease) and Real Property Taxes (as such term is defined in the KPMG Lease) for the years 2002 through and including 2007 or any other period prior to the Turnover Date or (z) liability for any “Additional Tenant Improvement Allowance” (as such term is defined in the KPMG Lease) pursuant to Section 5.4 of the KPMG Lease; or

(xvi)                      failure of Borrower (A) to cause the completion of the Latham Landlord Work in accordance with Section 6.7 or (B) to fund to Lender any amounts required to be deposited with Lender in accordance with Section 6.7.2.

Notwithstanding anything to the contrary in this Agreement, the Notes or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that:  (i)  [reserved]; (ii) Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering the Property, to the extent such consent is required by the terms of the Loan Documents; (iii) Borrower fails to obtain Lender’s prior consent to any transfer prohibited by Section 8.1 hereof, as required by the Mortgage or this Agreement, to the extent such consent is required by the Loan Documents; (iv) Borrower or Guarantor files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (v) an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower or Guarantor files, or joins in the filing of, an involuntary petition against Borrower or Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or Guarantor from any Person; (vi)  Borrower or Guarantor files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vii) any Affiliate, officer, director, or representative which controls Borrower or Guarantor consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; or (vii) Borrower or Guarantor makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

Section 11.23.                                Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24.                                Servicer.

(a)           At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.  Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement, but not for the payment of any monthly or other fees or expenses payable under the Servicing Agreement or for any other costs or expenses of preparing or negotiating the Servicing Agreement.  Servicer shall, however, be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents.

(b)           Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Notes and the other Loan Documents.

(c)           Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Notes and the other Loan Documents (and no delivery of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 11.25.                                Joint and Several Liability.

If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 11.26.                                Creation of Security Interest.

Notwithstanding any other provision set forth in this Agreement, the Notes, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Notes, the Mortgage and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 11.27.                                Assignments and Participations.

(a)           Lender may assign to one or more Persons all or a portion of its rights and obligations under this Loan Agreement.  Notwithstanding the foregoing, with respect to the unfunded portion of Note B-2, Note B-2 Lender shall not assign all or any portion of its rights and obligations under this Loan Agreement, except to an Eligible Assignee, without the prior written consent of Borrower.

(b)           Upon execution and delivery by the assignor and assignee (even if already a Lender) to Borrower and the Lender of an assignment and acceptance agreement pursuant to which such assignee agrees to become a “Lender” hereunder having the commitment with respect to Future Advances and the portion of the Loan specified in such instrument, the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of a Lender hereunder holding the commitment with respect to Future Advances and the portion of the Loan assigned to it, and the assigning Lender shall, to the extent of such assignment, be released from such commitment and portion of the Loan so assigned.

(c)           A Lender may sell or agree to sell to one or more other Persons a participation in all or any part of its interest in the Loan, or in its commitment with respect to Future Advances, provided (A) such Lender’s obligations under this Agreement and the other

Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Borrower agrees that each such participant shall be entitled to the benefits of Section 2.2.3(d), (e), (f) and (g) to the same extent as if it were a Lender and had acquired its interest by assignment.

(d)           In addition to the assignments and participations permitted under the foregoing provisions of this Section (but without being subject thereto), any Lender may (without notice to Borrower) assign and pledge all or any portion of its Loan and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank, and such Loan and Note shall be fully transferable as provided therein.  No such assignment shall release the assigning Lender from its obligations hereunder.

(e)           Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of the Borrower or any of its Affiliates.

Section 11.28.                                [Reserved]

Section 11.29.                                Component Notes.

Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to execute and deliver “component” notes (including senior and junior notes) in replacement of any of the Notes as evidence of the Loan, which notes may be paid in such order of priority as may be designated by Lender, provided that (i) the aggregate principal amount of such “component” notes shall equal the outstanding principal balance of the Loan immediately prior to the creation of such “component” notes, (ii) the weighted average interest rate of all such “component” notes shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the creation of such “component” notes, (iii) the debt service on all such “component” notes shall on the date created equal the debt service which was due under the Loan immediately prior to the creation of such component notes, (iv) the other terms and provisions of each of the “component” notes shall be identical in substance and substantially similar in form to the Loan Documents, and (v) such adjustment does not increase Borrower’s affirmative obligations or decrease Borrower’s rights under the Loan Documents or adversely affect the economic terms of the Loans, except for the effect on the weighted average interest rate that may result while an Event of Default exists from the repayment of any lower-yielding senior note or senior participation prior to the repayment of any higher-yielding junior note or junior participation.  Borrower, at its cost and expense, shall cooperate with all reasonable requests of Lender in order to establish the “component” notes and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and satisfactory to any Rating Agency, including, without limitation, the severance of security documents if requested.  In the event

Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof; provided, however, that notwithstanding any other provision of Section 9.2 or this Section 11.29 to the contrary, Borrower shall not be required to enter into any such documents and amendments which would increase Borrower’s affirmative obligations or decrease Borrower’s rights under the Loan Documents or adversely affect the economic terms of the Loans, except for the effect on the weighted average interest rate that may result while an Event of Default exists from the repayment of any lower-yielding senior note or senior participation prior to the repayment of any higher-yielding junior note or junior participation.

It shall be an Event of Default under this Agreement, the Notes, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 11.29 within ten (10) Business Days of notice thereof.

Section 11.30.                                Approvals; Third Parties; Conditions.

All approval rights retained or exercised by Lender with respect to Leases, contracts, plans, studies and other matters are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person.  This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower.  All conditions of the obligations of Lender hereunder, including the obligation to make advances, if any, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion. The Note B Designated Representative shall be entitled to the benefits of this Section 11.30 as if each reference herein to “Lender” included, without limitation the Note B Designated Representative.

Section 11.31.                                Limitation on Liability of Lender’s Officers, Employees, etc.

Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender’s interest in the Property only.  No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.  Note B Designated Representative shall be entitled to the benefits of this Section 11.31 as if each reference herein to “Lender” included, without limitation Note B Designated Representative.

Section 11.32.                                Mezzanine Loan Option.

Without limiting Borrower’s rights under Section 8.1(i), Lender shall have the right at any time to divide the Loan into two parts (the “Mezzanine Option”):  a mortgage loan (the “Mortgage Loan”) and a mezzanine loan (the “Mezzanine Loan”).  The principal amount of the Mortgage Loan plus the principal amount of the Mezzanine Loan shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan.  In effectuating the foregoing, Lender (in its capacity as the lender under the Mezzanine Loan, the “Mezzanine Lender”) will make a loan to the borrower of the Mezzanine Loan, which will be Maguire Properties-355 S. Grand Mezzanine, LLC (the “Mezzanine Borrower”); Mezzanine Borrower will contribute the amount of the Mezzanine Loan to Borrower (in its capacity as Borrower under the Mortgage Loan, “Mortgage Borrower”) and Mortgage Borrower will apply the contribution to pay down the Loan to its Mortgage Loan amount.  The Mortgage Loan and the Mezzanine Loan will be on the same terms and subject to the same conditions set forth in this Agreement, the Notes, the Mortgage and the other Loan Documents except as follows:

(a)           Lender (in its capacity as the lender under the Mortgage Loan, the “Mortgage Lender”) shall have the right to establish different interest rates and debt service payments for the Mortgage Loan and the Mezzanine Loan and to require the payment of the Mortgage Loan and the Mezzanine Loan in such order of priority as may be designated by Lender; provided, that (i) the total loan amounts for the Mortgage Loan and the Mezzanine Loan shall equal the amount of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan, (ii) the weighted average interest rate of the Mortgage Loan and the Mezzanine Loan shall on the date created equal the interest rate which was applicable to the Loan immediately prior to creation of a Mortgage Loan and a Mezzanine Loan and (iii) the debt service payments on the Mortgage Loan note and the Mezzanine Loan note shall on the date created equal the debt service payment which was due under the Loan immediately prior to creation of a Mortgage Loan and a Mezzanine Loan.

(b)           Mezzanine Borrower shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Mortgage Borrower.  The security for the Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct and indirect ownership interests in Mortgage Borrower.

(c)           Mezzanine Borrower and Mortgage Borrower shall cooperate with all reasonable requests of Lender in order to convert the Loan into a Mortgage Loan and a Mezzanine Loan and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, including, without limitation, the delivery of non-consolidation opinions and the modification of organizational documents and loan documents.  In the event Mortgage Borrower and/or Mezzanine Borrower fail to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Mortgage Borrower and/or Mezzanine Borrower, as applicable, hereby absolutely and irrevocably appoint Lender as their true and lawful attorney, coupled with an interest, in their name and stead to make and execute all documents necessary or desirable to effect such transactions, Mortgage Borrower and/or Mezzanine Borrower, as applicable, ratifying all that such attorney shall do by virtue thereof.

(d)           It shall be an Event of Default under this Agreement, the Notes, the Mortgage and the other Loan Documents if Borrower or Mezzanine Borrower fails to comply with any of the terms, covenants or conditions of this Section 11.32 within ten (10) Business Days of notice thereof.

Section 11.33.                                Exclusivity.

Until the earlier of ninety (90) days from the Closing Date or completion of syndication of the Loan, Borrower agrees that no other similar credit facilities or debts issued by Borrower or Sponsor will be syndicated or privately placed which might, in Lender’s opinion, have a detrimental effect on the successful completion of the syndication of the Loan, and will advise Lender immediately if any issue is contemplated.

Section 11.34.                                Rating Agency Confirmation.

Whenever in this Agreement or any Loan Document a requirement to obtain a Rating Agency Confirmation applies, such requirement shall instead require the approval of Lender during any period when no portion of the Loan is held by a REMIC trust.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

EUROHYPO AG, NEW YORK BRANCH, the New York branch of a German banking corporation

By:	/s/ JOHN LIPPMANN
Name: John Lippmann
Title: Director

By:	/s/ JEFF PAGE
Name: Jeff Page
Title: Executive Director

[SIGNATURE PAGE CONTINUES ON NEXT PAGE]

BORROWER:

MAGUIRE PROPERTIES-355 S. GRAND, LLC, a Delaware limited liability company

By:	/s/ PAUL S. RUTTER
Name: Paul S. Rutter
Title: Vice President & Secretary